Filed Pursuant to Rule 424(b)(5)
                                                              File No. 333-83049

PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 9, 1999)


                                 $7,878,183,000
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B


Set forth below is a summary of the terms of the notes offered by this prospectus supplement and the accompanying prospectus. For more detail, see "Description of Notes."


o    INTEREST
     The notes have fixed or floating interest rate. The floating interest rate formula will be based on:
     -   Commercial Paper Rate;
     -   LIBOR;
     -   Federal Funds Rate;
     -   Treasury Rate;
     -   Prime Rate;
     -   CMT Rate; or
     -   Another interest rate formula.

o    MATURITY
     The notes will mature in 9 months or more.

o    RANKING
     The notes will be our unsecured senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

o    SINKING FUND
     The notes may be subject to a sinking fund.

o    INTEREST PAYMENT DATES
     Interest on fixed rate notes will be paid on each April 15 and October 15, unless otherwise set forth in the applicable pricing supplement. Interest on floating rate notes will be paid monthly, quarterly, semiannually, annually or as otherwise set forth in the applicable pricing supplement.

o    REDEMPTION AND REPURCHASE
     The notes may be subject to:
     -   redemption, at our option; and
     -   repayment, at your option.

o    BOOK-ENTRY NOTES
     The notes will be issued in book-entry form unless otherwise set forth in the applicable pricing supplement.

o    DENOMINATIONS
     The notes will be issued in minimum denominations of U.S. $100,000 (or the specified currency equivalent), increased in multiples of $1,000 (or 10,000 units of the specified currency), unless otherwise set forth in the applicable pricing supplement.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=====================================================================================================

                                               Per Note                      Total(4)
                                          ------------------    -------------------------------------

Initial public offering price(1)........         100%                     $7,878,183,000

Agents' discounts and commission(2).....    0.125%-0.750%            $9,847,729 - 59,086,373

Our proceeds, before expenses(3)........   99.250%-99.875%        $7,819,096,628 - 7,868,335,271
=====================================================================================================

(1) We will issue the notes at 100% of their principal amount, unless otherwise set forth in the applicable pricing supplement.
(2) We will pay a commission to each agent, in the form of a discount, ranging from .125% to .750% of the price to the public of any note, depending on maturity, when that agent places such note. Any agent may agree with us, in respect of the sale of a note, to accept a commission other than one based on maturity, in which case the commission shall range from .025% to .750%. We may sell notes to any agent as principal at negotiated prices at the time of resale to be determined by that agent. See "Supplemental Plan of Distribution." We have agreed to indemnify each agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3)  Before deduction of expenses payable to us, estimated at $2,407,000.
(4) In U.S. dollars or their equivalent in one or more foreign or composite currencies or currency units.


                            BEAR, STEARNS & CO. INC.
                                 August 9, 1999

         WE ARE OFFERING THE NOTES ON A CONTINUING BASIS THROUGH BEAR, STEARNS & CO., INC., AND ANY OTHER AGENT WE MAY DESIGNATE. EACH AGENT HAS AGREED TO USE ITS REASONABLE BEST EFFORTS TO SOLICIT PURCHASES OF THE NOTES. WE HAVE RESERVED THE RIGHT TO SELL NOTES DIRECTLY ON OUR OWN BEHALF. WE WILL NOT LIST THE NOTES ON ANY SECURITIES EXCHANGE, AND WE CANNOT ASSURE YOU THAT THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT WILL BE SOLD OR THAT THERE WILL BE A SECONDARY MARKET FOR THEM. WE RESERVE THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT WITHOUT GIVING NOTICE. WE MAY REJECT ANY OFFER IN WHOLE OR IN PART.

         EACH AGENT MAY USE THIS PROSPECTUS SUPPLEMENT IN CONNECTION WITH OFFERS AND SALES ASSOCIATED WITH MARKET-MAKING TRANSACTIONS IN THE NOTES. EACH AGENT MAY ACT AS PRINCIPAL OR AGENT IN THE MARKET-MAKING TRANSACTIONS. THE OFFERS AND SALES WILL BE MADE AT PRICES THAT RELATE TO PREVAILING PRICES AT THE TIME.

         YOU MUST READ THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS TOGETHER WITH ALL THE DOCUMENTS WHICH ARE DEEMED TO BE INCORPORATED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BY REFERENCE (SEE "WHERE YOU CAN FIND MORE INFORMATION" IN THE ACCOMPANYING PROSPECTUS). THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MUST BE READ AND CONSTRUED ON THE BASIS THAT THE INCORPORATED DOCUMENTS ARE SO INCORPORATED AND FORM PART OF THIS DOCUMENT, EXCEPT AS SPECIFIED IN THIS DOCUMENT.

         WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

                                  RISK FACTORS

     CHANGES IN EXCHANGE RATES AND EXCHANGE CONTROLS COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     An investment in notes that are denominated in a specified currency other than U.S. dollars, or the principal, premium and/or any interest of which are determined by reference to a currency or currency index or indices, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events or the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note. Depreciation of a specified currency other than U.S. dollars against the U.S. dollar could result in a decrease in the effective yield of the note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

     Governments have imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified foreign currency for making payments with respect to a note. There can be no assurance that exchange controls will not restrict or prohibit payments in any such currency or currency unit. Even if there are no actual exchange controls, it is possible that the specified currency for any particular note would not be available to make payments when due. In that event, we will repay in U.S. dollars on the basis of the most recently available exchange rate. See "Description of Notes--Payment of Principal and Interest."

     THE UNAVAILABILITY OF CURRENCIES COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     Currently, there are limited facilities in the United States for currency conversion between U.S. dollars and foreign currencies. In addition, banks do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on notes made in a specified currency other than U.S. dollars will be made from an account with a bank located in the country issuing the specified currency (or, with respect to notes denominated in ECUs, in Brussels, Belgium). As a result, you may have difficulty or be unable to convert such specified currencies into U.S. dollars on a timely basis or at all. See "Description of Notes--Payment of Principal and Interest."

     Unless otherwise specified in the applicable pricing supplement, notes denominated in a specified currency other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated. Except as set forth under "Certain United States Federal Income Tax Considerations," the information set forth in this prospectus supplement is directed to prospective purchasers who are U.S. residents, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal (and premium, if any) and any interest with respect to the notes. These persons should consult their own financial and legal advisors with regard to such matters.

     JUDGMENTS IN A FOREIGN CURRENCY COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     The notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on the notes were commenced in a court in the United States, it is likely that such court would grant judgment relating to the notes only in U.S. dollars. It is not clear, however, whether in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. New York statutory law provides, however, that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.

     CHANGES IN THE VALUE OF UNDERLYING ASSETS OF INDEXED NOTES COULD RESULT IN A SUBSTANTIAL LOSS TO YOU.

     An investment in Currency Indexed notes or Other Indexed notes entails significant risks not associated with similar investments in a conventional debt security. If the interest rate on a Currency Indexed note or an Other Indexed note is so indexed, it may result in payment of interest at a rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be payable. If the principal amount is so indexed, the principal amount payable at maturity may be less than the original purchase price of the note (if permitted pursuant to the terms of the note), including the possibility that no principal will be paid.

     The market prices for these notes will be affected by a number of factors independent of our creditworthiness and the value of the applicable currency, security, basket of securities, commodity or index, including:

     o the volatility of the indexed currency, security, basket of securities, commodity or index;

     o   the time remaining until the maturity of the notes;

     o   the outstanding principal amount of the notes; and

     o   prevailing market interest rates.

The value of the indexed currency, security, basket of securities, commodity or index will depend on a number of interrelated factors, including economic, financial and political events, over which we have no control.

     Additionally, if the formula used to determine the principal amount, premium, if any, or rate of interest, if any, payable with respect to these notes contains a multiple or leverage factor, the effect of any change in the indexed currency, security, basket of securities, commodity or index may be increased. The historical experience of the relevant currencies, securities, baskets of securities, commodities or indices should not be taken as an indication of future performance of such currencies, securities, baskets of securities, commodities or indices during the term of any note.

     PLEASE NOTE, THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS AND PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A SPECIFIED CURRENCY OTHER THAN U. S. DOLLARS, OR THE PRINCIPAL OF OR THE PREMIUM AND/OR ANY INTEREST ON WHICH ARE DETERMINED BY REFERENCE TO A CURRENCY OR CURRENCY INDEX OR INDICES. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN A SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS, OR AS TO WHICH THE PRINCIPAL, PREMIUM AND/OR ANY INTEREST IS DETERMINED BY REFERENCE TO A CURRENCY OR CURRENCY INDEX OR INDICES. THESE NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

                               RECENT DEVELOPMENTS


On August 5, 1999, we announced that Bear, Stearns Securities Corp., our correspondent clearing subsidiary ("BSSC"), has settled an administrative proceeding filed by the United States Securities and Exchange Commission (the "SEC") resolving allegations relating to the firm's role as clearing broker for
A. R. Baron & Co.

Under the terms of the agreement, BSSC, without admitting or denying any wrongdoing, has agreed to the payment of a fine of $5 million and to the establishment of a restitution fund of $30 million which will be used to settle certain private claims.

Separately, BSSC has entered into an agreement with the New York County District Attorney's Office (the "NYDAO"), in which it has agreed to pay $1.5 million to the NYDAO for the costs of the investigation. BSSC's payment of the $30 million to the restitution fund described above to satisfy claims of customers will also fulfill BSSC's restitution obligation in the agreement entered into by BSSC and the NYDAO on August 4, 1999. BSSC has further agreed to payments of $1 million to the State of New York and $1 million to the City of New York. BSSC has been informed that the District Attorney has stated that no criminal or other charges will be filed against BSSC or Bear Stearns.

We believe that settling these matters was a prudent business decision undertaken to end what has become a distraction for us, our shareholders, our employees and our customers. On the most serious charges, BSSC was "a cause" of Baron's fraud on a negligence-based standard. Settling on this basis was in our best interest. We will suffer no material financial or operational consequence as a result of these agreements. We are looking forward to moving ahead with our correspondent clearing business and our role as an industry leader. See "Where You Can Find More Information" in the accompanying prospectus.

                               PRICING SUPPLEMENT

     The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement and the prospectus. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. It is important that you consider all of the information in the pricing supplement, this prospectus supplement and the prospectus when making your investment decision.

                              DESCRIPTION OF NOTES

GENERAL

     The following terms apply to each note unless otherwise specified in the applicable pricing supplement and the note. The applicable pricing supplement will describe the terms for the notes, including:

     o interest rate;

     o remarketing provisions;

     o our right to redeem notes;

     o your right to tender notes you have purchased; and

     o any other provisions.

     We will issue notes under an indenture, dated as of May 31, 1991, as amended, between us and The Chase Manhattan Bank, as Trustee, that is more fully described in the accompanying prospectus. The notes are part of a single series of our debt securities that are issuable under the indenture. For a description of the rights attaching to the debt securities under the indenture, see "Description of Debt Securities" in the accompanying prospectus. This description and the description under "Description of Debt Securities" in the accompanying prospectus are summaries and do not restate the indenture. We urge you to read the indenture and its supplements which we have filed with the SEC because they, and not this description or the one in the accompanying prospectus, define your rights as a holder of notes. See "Where You Can Find More Information" on how to locate the indenture and its supplements.

     The notes are limited in amount as described on the cover page of this prospectus supplement, less an amount equal to the aggregate initial public offering price of any other securities we may issue in the future, including any other series of medium-term notes. We may increase this limit if we wish to sell additional notes in the future. Under the indenture, we may issue debt securities over the amount authorized on the date of this prospectus supplement without obtaining your consent or the consent of holders of other debt securities. Each series of notes or other debt securities may differ as to their terms. For current information on our outstanding debt, see our most recent Form 10-K and 10-Q. See "Where You Can Find More Information" in the accompanying prospectus.

     We will offer the notes on a continuous basis at various times. The notes will mature at face value nine months or more from the date they are issued and, before maturity may be subject to redemption at our option or repayment at your option, as specified in the applicable pricing supplement. Each note will be denominated in either U.S. dollars or in another currency that will be specified both on the face of the note and in the applicable pricing supplement.

     You will be required to pay for any notes you purchase by delivery of the requisite amount of the specified currency to an agent, unless other arrangements have been made. Payments should be made in the specified currency in the country issuing the specified currency, provided that, at your election and, in certain circumstances, at our option, payments on notes denominated in other than U.S. dollars may be made in U.S. dollars. See "Risk Factors--The Unavailability of Currencies Could Result in a Substantial Loss to You" and "--Payment of Principal and Interest."

     U.S. dollar-denominated notes will be issued in minimum denominations of $100,000, increased in multiples of $1,000. Non-U.S. dollar-denominated notes will be issued in the amount of the specified currency equal to U.S. $100,000 (rounded down to an integral multiple of 10,000 units of such specified currency) and any greater amount that is an integral multiple of 10,000 units of the specified currency. We may specify other authorized denominations in the applicable pricing supplement.

     The notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities under the indenture. Because we are a holding company, the notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets. At March 26, 1999:

     o we had outstanding (on an unconsolidated basis) approximately $27.9 billion of debt and other obligations, including approximately $26.0 billion of senior debt, none of which is secured; and

     o our subsidiaries had outstanding (on an unconsolidated basis) approximately $129.7 billion of debt and other obligations (including $59.5 billion related to securities sold under repurchase agreements, $41.0 billion related to payables to customers, $24.9 billion related to financial instruments sold, but not yet purchased, and $4.3 billion of other liabilities, including $2.2 billion of debt).

The notes will not have a sinking fund unless otherwise specified in the pricing supplement.

     Each note will be issued in "book-entry" form represented by a permanent global security registered in the name of The Depository Trust Company or its nominee. As long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the book-entry note(s) represented by that global security under the indenture. See "Book-Entry Notes--Registration, Transfer and Payments."

     We may issue the notes as exchangeable notes that are exchangeable at your option for:

         o the securities, or cash representing the value of securities, of an entity unaffiliated with us;
         o    a basket of these securities;
         o    an index or indices of these securities; or
         o any combination of the above options, as is described in the applicable pricing supplement.

Exchangeable notes may bear interest or be issued with original issue discount or at a premium, all as specified in the applicable pricing supplement. See "Exchangeable Notes."

     We may issue the notes as currency indexed notes, the principal amount of which is payable at or before maturity and the interest on which and any premium payable with respect to which will be determined by the difference between the currency in which the notes are denominated and another currency or composite currency or by reference to any other currency index or indices, as set forth in the applicable pricing supplement. See "Currency Indexed Notes."

     We may also issue the notes as indexed notes, the principal amount of which is payable at or before maturity and the interest on which and any premium payable with respect to which will be determined by reference to the difference in the price of a specified security or basket of securities, commodity or index on certain specified dates, or by some other index, indices or formulas. See "Other Indexed Notes."

     In the following discussion, any time we refer to paying principal on the notes, we mean at maturity or upon redemption or repayment. All times are New York City time unless otherwise noted. The following terms may apply to each note as specified in the applicable pricing supplement. We have provided the definitions of certain capitalized terms used in this prospectus supplement in the Glossary.

     Under the terms of the indenture, we may defease the notes. See "Description of Debt Securities--Defeasance" in the accompanying prospectus.

INTEREST RATE

     GENERAL

     We have provided a Glossary at the end of this prospectus supplement to define certain capitalized words used in discussing the interest rate payable on the notes.

     The interest rate on the notes will be either fixed or floating. The interest paid will include interest accrued from the date of original issue to, but excluding, the date of maturity, redemption or repayment and will be payable on that date and each interest payment date. Interest will be paid to the person in whose name the note is registered at the close of business on the record date before each interest payment date, which in the case of global securities representing book-entry notes will be the depositary or its nominee, at the close of business on the record date immediately before each interest payment date. However, interest payable upon maturity, redemption or repayment will be payable to the person to whom principal is payable, which in the case of global securities representing book-entry notes will be the depositary or its nominee. The first interest payment on any note issued between a record date and an interest payment date will be made on the interest payment date after the next record date.

     FIXED RATE NOTES

     The applicable pricing supplement will designate the fixed rate of interest payable on a fixed rate note. The fixed rate of interest may be zero in the case of a fixed rate note issued with original issue discount. Each fixed rate note will bear interest from its date of original issue at the rate per year stated on its face until the principal is paid or made available for payment. Interest will be paid semiannually on April 15 and October 15 (unless the applicable pricing supplement states otherwise) and at maturity, or on redemption or optional repayment.

     If any payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. The record dates for fixed rate notes will be April 1 and October 1, unless otherwise specified in the applicable pricing supplement. Interest will be computed using a 360-day year of twelve 30-day months. In the event that any interest payment date is not a Business Day, interest on fixed rate notes will be paid on the next succeeding Business Day and, unless otherwise specified by the applicable pricing supplement, no interest shall accrue for the period from and after that interest payment date to the next Business Day.

     FLOATING RATE NOTES

     General

     The interest rate on a floating rate note will be calculated by reference to the specified interest rate formula, plus or minus a Spread, if any, as specified in the applicable pricing supplement. The Spread is the number of basis points specified in the applicable pricing supplement as applicable to the interest rate for the floating rate note and may be a fixed amount or an amount that increases or decreases over time. The formula may be based on any of the following rates:

         o   the Commercial Paper Rate;
         o   LIBOR;
         o   the Federal Funds Rate;
         o   the Treasury Rate;
         o   the Prime Rate;
         o   the CMT Rate; or

         o    another interest rate formula.

The applicable pricing supplement will also indicate any Spread and any applicable maximum or minimum interest rate limitations.

     The applicable pricing supplement also will define or specify the following terms, if applicable:

         o    Calculation Date;
         o    initial interest rate;
         o    interest payment period;
         o    interest payment dates;
         o    record date;
         o    Index Maturity;
         o    Interest Determination Date;
         o    Interest Reset Period;
         o    Interest Reset Date; and
         o    sinking fund, if any.

     On your request, the Calculation Agent will provide you with the current interest rate and the interest rate which will become effective on the next interest reset date. See "--How Interest Is Calculated".

     Date Interest Rate Changes

     The interest rate on floating rate notes may be reset daily, weekly, monthly, quarterly, semiannually or annually, as provided in the applicable pricing supplement. The Interest Reset Date will be:

         o    for notes which reset daily, each Business Day;

         o for notes (other than Treasury Rate notes) which reset weekly, the Wednesday of each week;

         o for Treasury Rate notes which reset weekly, the Tuesday of each week;

         o    for notes which reset monthly, the third Wednesday of each month;

         o for notes which reset quarterly, the third Wednesday of March, June, September and December;

         o for notes which reset semiannually, the third Wednesday of the two months specified in the note and/or the applicable pricing supplement; and

         o for notes which reset annually, the third Wednesday of the month specified in the note and/or the applicable pricing supplement.

     The initial interest rate or interest rate formula effective until the first Interest Reset Date will be:

         o    indicated in the applicable pricing supplement; and

         o unless otherwise specified in the applicable pricing supplement, the interest rate in effect for the 10 days immediately before maturity will be that in effect on the tenth day preceding such maturity.

     After the first Interest Reset Date, the interest rate will be the rate determined on the next Interest Determination Date as explained below. Each time a new interest rate is determined it will become effective on the next Interest Reset Date. However, no changes will be made in the interest rate during the 10 days before the date of maturity, redemption or repayment. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the preceding Business Day.

     In the case of weekly reset Treasury Rate notes, if an auction of Treasury bills falls on a day that is an Interest Reset Date for Treasury Rate notes, the Interest Reset Date will be the following day that is a Business Day.

     When Interest Rate Is Determined

     The "Interest Determination Date" is as follows:

         o for the Commercial Paper Rate and Federal Funds Rate, the Business Day before the Interest Reset Date;

         o for LIBOR, the second London Banking Day before the Interest Reset Date;

         o for the Treasury Rate, the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, unless the auction may be held on the preceding Friday. If the auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next week;

         o    for a Prime Rate Note the same day as the Interest Reset Date; and

         o for a CMT Rate Note, the tenth Business Day before the Interest Reset Date.

     When Interest Is Paid

     Unless otherwise specified in the applicable pricing supplement, interest is paid as follows:

         o for notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the note or the applicable pricing supplement;

         o for notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

         o for notes which reset semiannually, on the third Wednesday of the two months of each year specified in the note or the applicable pricing supplement;

         o for notes which reset annually, on the third Wednesday of the month specified in the note or the applicable pricing supplement; and

         o    at maturity, redemption or optional repayment.

     If interest is payable on a day that is not a Business Day, payment will be postponed to the next Business Day and no additional interest will be paid. However, for LIBOR notes, if the next Business Day is in the next calendar month, interest will be paid on the preceding Business Day.

     For floating rate notes, the record date will be 15 calendar days before each interest payment date, whether or not that date is a Business Day.

     How Interest Is Calculated

     Unless otherwise specified in the applicable pricing supplement, interest payments will be the amount of interest accrued from, and including, the prior interest payment date in respect of which interest has been paid (or from, and including, the date of original issue if no interest has been paid), to, but excluding, the interest payment date. However, for notes which reset daily or weekly, interest payments will include interest accrued from, and including, the prior record date in respect of which interest has been paid (or from and including the date of original issue if no interest has been paid) to but excluding the record date before the interest payment date. If the interest payment date is also a day that principal is due, the interest payable will include interest accrued to, but excluding, the date of maturity, redemption or optional repayment.

     Accrued interest from the date of original issue or from the last date to which interest has been paid is calculated by multiplying the face amount of the floating rate note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate applicable to that day by 360, in the case of Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes. With respect to CMT Rate notes, interest is calculated on the basis of twelve 30-day months and a 360-day year.

     All percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 6.876545% (or .06876545) being rounded to 6.87655% (or .0687655) and 6.876544%
(or .06876544) being rounded to 6.87654% (or .0687654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     The Calculation Date relating to an Interest Determination Date will be the tenth calendar day after the Interest Determination Date or, if that day is not a Business Day, the next Business Day. The Chase Manhattan Bank will be the Calculation Agent with respect to the floating rate notes. On your request, the Calculation Agent will provide you with the interest rate then in effect, and, if different, the interest rate that will become effective as a result of a determination made on the most recent Interest Reset Date with respect to your floating rate note.

     Legal Maximum Interest Rate

     In addition to any maximum interest rate for any floating rate note, the interest rate on the floating rate notes will not be higher than the maximum rate permitted by New York law, as modified by federal law. Current New York law provides a maximum interest rate of 25% per annum. This limit does not apply to notes with principal amounts of more than $2,500,000.

     Commercial Paper Rate Notes

     Each Commercial Paper Rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and any Spread) specified in the Commercial Paper Rate note and in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the Commercial Paper Rate means, with respect to any Interest Determination Date, the Money Market Yield (as set forth and calculated in the Glossary section of this prospectus supplement) on such date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper--Nonfinancial."

     If the rate is not published in H.15(519) on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m. on the Interest Determination Date of three leading dealers of commercial paper in New York City selected by the

Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency.

     If the three dealers selected are not quoting as mentioned above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

     LIBOR Notes

     Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and any Spread) specified in the LIBOR note and in the applicable pricing supplement. LIBOR will be determined by the Calculation Agent as follows, unless otherwise specified in the applicable pricing supplement:

     With respect to any Interest Determination Date, either:

              (a) the arithmetic mean, as determined by the Calculation Agent, of the offered rates for deposits in U.S. dollars for the Index Maturity specified in the applicable pricing supplement, beginning on the second London Banking Day after that date, which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on that date, if at least two such offered rates appear on the Reuters Screen LIBO Page; or

              (b) the offered rate for deposits in U.S. dollars having the specified Index Maturity, beginning on the second London Banking Day after that date, which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that date.

     If neither the Reuters Screen LIBO Page nor Telerate Page 3750 is specified in the applicable pricing supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

     In the case where (a) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (b) above applies, if no rate appears on the Telerate Page 3750, LIBOR will be determined based on the rates at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date at which deposits in U.S. dollars having the specified Index Maturity are offered by four major banks in the London interbank market selected by the Calculation Agent to prime banks in the London interbank market beginning on the second London Banking Day after that date and in a principal amount of not less than U.S. $1,000,000 that is representative of a single transaction in such market at such time (a "representative amount").

     The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for that date will be the arithmetic mean of such quotations.

     If fewer than two quotations are provided, LIBOR for that date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. on such date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the specified Index Maturity beginning on the second London Banking Day after that date and in a principal amount of not less than a representative amount.

     Finally, if the three banks are not quoting as mentioned above, LIBOR will be LIBOR in effect on such Interest Determination Date.

     Federal Funds Rate Notes

     Each Federal Funds Rate note will bear interest at the rate (calculated with reference to the Federal Funds Rate and any Spread) specified in the Federal Funds Rate note and in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the Federal Funds Rate means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published on the Calculation Date relating to that Interest Determination Date, the Federal Funds Rate will be the rate on that Interest Determination Date that is published in the Composite Quotations under the heading "Federal Funds/Effective Rate."

     If neither of these rates is published by 3:00 p.m. on the relevant Calculation Date, then the Federal Funds Rate will be calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent as of 11:00 a.m., on that Interest Determination Date.

     If the brokers that are selected by the Calculation Agent are not quoting, the interest rate in effect for the applicable period will be the interest rate in effect on such Interest Determination Date.

     Treasury Rate Notes

     Each Treasury Rate note will bear interest at the rate (calculated with reference to the Treasury Rate and any Spread) specified in the Treasury Rate note and in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the Treasury Rate means, with respect to any Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading, "U.S. Government Securities--Treasury bills--auction average (Investment)."

     If the Treasury Rate cannot be set as described above on the Calculation Date pertaining to such Interest Determination Date, the following procedures will apply, as appropriate:

     (1) The rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury.

     (2) If the results of the auction of Treasury bills having the specified Index Maturity are not published in H.15(519) by 3:00 p.m. on the Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m. on the Interest Determination Date, of three leading primary U.S. government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity.

     (3) Finally, if the dealers are not quoting as mentioned above, the Treasury Rate will be Treasury Rate in effect on such Interest Determination Date.

     Prime Rate Notes

     Each Prime Rate note will bear interest at the rate (calculated with reference to the Prime Rate and any Spread) specified in the Prime Rate note and the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, Prime Rate means, with respect to any Interest Determination Date, the rate set forth for that date in H.15(519) under the heading "Bank Prime Loan."

     If the rate cannot be set as described above, the following procedures will occur:

     (1) If the rate is not published in H.15(519) prior to 9:00 a.m. on the Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen NYMF Page on such Interest Determination Date as such bank's prime rate or base lending rate as in effect for such Interest Determination Date.

     (2) If fewer than four rates appear on the Reuters Screen NYMF Page, the rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in New York City selected by the Calculation Agent from which quotations are requested.

     (3) If fewer than two quotations are provided, the Calculation Agent will determine the Prime Rate as the arithmetic mean on the basis of the prime rates in New York City by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote the rate or rates.

     (4) If in any month or two consecutive months, the Prime Rate is not published in H.15(519) and the banks or trust companies selected are not quoting as mentioned in (3) above, the Prime Rate for the Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate notes for which the Prime Rate is being determined shall be the initial interest rate).

     If this failure continues over three or more consecutive months, the Prime Rate for each succeeding Interest Determination Date until the maturity or redemption of such Prime Rate notes or, if earlier, until this failure ceases, shall be LIBOR determined as if such Prime Rate notes were LIBOR notes, and the Spread, if any, will be the number of basis points specified in the applicable pricing supplement as the "Alternate Rate Event Spread."

     CMT Rate Notes

     Each CMT Rate note will bear interest at the rate (calculated with reference to the CMT Rate and any Spread) specified in the CMT Rate note and in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the CMT Rate means, with respect to any Interest Determination Date, the rate determined by the Calculation Agent based on the latest rate displayed at the close of business on such Interest Determination Date on the Designated CMT Telerate Page.

     The Designated CMT Telerate Page will be as follows:

         (a) Telerate page 7055 for "Yields on Treasury Constant Maturities--Federal Reserve Board Statistical Release H.15(519) - Mondays approximately 3:45 p.m. EST/EDT" for U.S. Treasury Securities with a maturity that is the same as the Index Maturity specified in the applicable pricing supplement; or

         (b) Another page as may replace page 7055, as provided by the Telerate News Service, for the purpose of displaying rates or prices that are comparable, as determined by the Calculation Agent (after consultation with us), to the Constant Maturity Treasury rates formerly displayed on Telerate page 7055.

     If the information specified above is unavailable at that Interest Determination Date, then the CMT Rate for the applicable interest period will be determined as follows:

         (1) On the basis of the Treasury Constant Maturity rate with a maturity that is the same as the Index Maturity specified in the applicable pricing supplement (or other United States Treasury rate, with a maturity that is the same as the Index Maturity specified in the applicable pricing supplement) published as of that Interest Determination Date by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent (after consultation with us) determines to be comparable to the rate formerly displayed on Telerate page 7055 and published in the Federal Reserve Board Statistical Release H.15(519);

         (2) If the information specified with respect to the Designated CMT Telerate Page and in (1) above is unavailable at that Interest Determination Date, then the CMT Rate for the applicable interest period shall be the yield to maturity of the then most recently issued direct non-callable fixed rate United States Treasury Note with an original maturity that is the same as the Index Maturity specified in the applicable pricing supplement (the "Reference Treasury Note"), such yield to maturity to be calculated by the Calculation Agent on the basis of the arithmetic mean of the secondary market bid side prices for such Reference Treasury Note quoted as of 3:00 p.m. (or the closing of the market, if earlier), on that Interest Determination Date, by (and appearing in the written records of) three leading primary United States government securities dealers in New York City selected by the Calculation Agent;

         (3) If the information specified in with respect to the Designated CMT Telerate Page and in (1) above is unavailable at that Interest Determination Date and at least three price quotations for the Reference Treasury Note are unavailable at that Interest Determination Date from leading primary dealers in New York City as provided in (2) above, then the CMT Rate for the applicable interest period shall be the yield to maturity of the Reference Treasury Note, as calculated by the Calculation Agent on the basis of the arithmetic mean of the secondary market bid side prices for such Reference Treasury Note quoted as of 3:00 p.m. (or the closing of the market, if earlier), on that Interest Determination Date, by (and appearing in the written records of) any three primary United States government securities dealers selected by the Calculation Agent (irrespective of where such dealers may be located); or

         (4) If the information specified with respect to the Designated CMT Telerate page and in (1) above is unavailable at that Interest Determination Date and the Calculation Agent cannot obtain the requisite quotations specified in either (2) or (3) above, then the interest rate on the applicable CMT Rate note for the applicable interest period shall be the same as the interest rate on such CMT Rate note in effect at the opening of business on such Interest Determination Date.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable pricing supplement, we will pay principal and premium, if any, and interest on all notes in the applicable specified currency. However, payments on notes denominated in a specified currency other than U.S. dollars will be made in U.S. dollars as described below, unless otherwise specified in the applicable pricing supplement.

     At your option

     Except as provided in the next paragraph, we will pay principal and premium, if any, and interest on all notes denominated in a specified currency other than U.S. dollars in U.S. dollars if the registered noteholder on the relevant record date or at maturity, as the case may be, has delivered a written request for payment of such note in U.S. dollars to the Trustee at its Corporate Trust Office in New York City on or before the applicable record date or 15 days before maturity, as the case may be. The request may be made in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. Any request made will remain in effect with respect to further payments of principal (and premium, if any) and any interest with respect to the note payable to such holder unless the request is revoked on or before the relevant record date or 15 days before maturity, as the case may be. Please note that holders of notes denominated in a specified currency other than U.S. dollars whose notes are registered in the name of a broker or nominee should contact that broker or nominee to determine whether and how an election to receive payments in U.S. dollars should be made.

     The U.S. dollar amount to be paid to a holder of a note denominated in a specified currency other than U.S. dollars who elects to receive payment in U.S. dollars will be based on the highest bid quotation in New York City received by the Exchange Rate Agent as of 11:00 a.m. on the second Business Day before the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to all noteholders electing to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three bid quotations are not available on the second Business Day before the date of payment, the payment will be made in the specified currency. All currency exchange costs associated with any payment in U.S. dollars on notes denominated in specified currencies other than U.S. dollars will be borne by the noteholder and will be deducted from the payment to such noteholder.

     Interest will be payable to the person in whose name a note is registered, which in the case of global securities will be the depositary or its nominee, at the close of business on the record date before each interest payment date. However, interest payable at maturity will be payable to the person to whom principal shall be payable, which in the case of global securities will be the depositary or its nominee.

     The total amount of any principal (and premium, if any) and any interest due on any global security representing one or more book-entry notes on any interest payment date or at maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the depositary. The depositary will allocate the payments to each book-entry note represented by a global security and make payments to the holders of such global security in accordance with its existing operating procedures. We and the Trustee will not have any responsibility or liability for the payments by the depositary. So long as the depositary or its nominee is the registered holder of any global security, the depositary or its nominee, as the case may be, will be considered the sole holder of the book-entry note or notes represented by such global security for all purposes under the indenture. We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global security to exercise certain rights of holders of securities. See "Book-Entry Notes--Registration, Transfer and Payments".

     Payments of principal (and premium, if any) and any interest with respect to a note to be made in a specified currency other than U.S. dollars will be made by wire transfer to an account maintained by the noteholder with a bank located in the country issuing the specified currency (or, with respect to notes denominated in ECUs, in Brussels, Belgium). Payments may also be made to the noteholder's account in another jurisdiction that we and the Trustee have approved and which has been designated by the registered noteholder on the relevant record date or at maturity, as the case may be, in writing on or before the relevant record date before the interest payment date or 15 days before maturity, as the case may be, and, in the case of payments due at maturity, the note is presented to the Paying Agent in time for the Paying Agent to pay to that account in accordance with its normal procedures. The designation shall be made by filing the appropriate information with the Trustee at its Corporate Trust Office in the Borough of Manhattan, New York City, and, unless revoked in writing, will remain in effect with respect to any future payments on the note payable to such holder.

     If payment cannot be made by wire transfer because the Trustee has not received the required designation on or before the requisite date or for any other reason, a notice will be mailed to the noteholder at its registered address requesting a designation by which the wire transfer can be made and, within five Business Days of receiving this designation, the Trustee will make the appropriate payment. We will pay any administrative costs imposed by banks in connection with making payments by wire transfer, however, except as specified in the applicable pricing supplement, any taxes, assessments or governmental charges imposed on payments will be borne by the noteholder to whom payments are made.

     If the official unit of any component currency is changed as a result of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in that single currency. If any component currency is divided into two or more currencies, the amount of that currency as a component shall be replaced by amounts of those two or more currencies, each of which will have a value on the date of division equal to its proportionate share of the former component currency.

     Notes denominated in a specified currency other than U.S. dollars will provide that, in the event of an official redenomination of the specified currency, our obligations shall, in all cases, be deemed immediately following the redenomination to provide for payment of that amount of the redenominated specified currency representing the amount of such obligations immediately before the currency was redenominated.

     All determinations set forth above to be made by the Calculation Agent and the Exchange Rate Agent, except as expressly provided in this prospectus supplement or the applicable pricing supplement, shall be conclusive for all purposes and binding on all noteholders and on us, in the absence of manifest error, and the Calculation Agent and the Exchange Rate Agent shall not be held liable for these determinations.

     At our option in the case of an imposition of exchange controls or other circumstances beyond our control.

     If the principal of (and premium, if any) or interest on any note is payable in a specified currency other than U.S. dollars and that specified currency is not available due to the imposition of exchange controls or other circumstances beyond our control, or is no longer used by the government of the country issuing that currency or for settlement of transactions by public institutions of or within the international banking community, we may make the requisite payments in U.S. dollars on the basis of the noon buying rate in New York City for cable transfers in that specified currency as certified for customs purposes by the Federal Reserve Bank of New York for that specified currency on the second Business Day before the applicable payment date or, if that exchange rate is not available, then on the basis of the most recently available exchange rate.

     If payment on a note is required to be made in ECUs and on such payment date, ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond our control, or are no longer used in the European Monetary System, then all payments due on that payment date shall be made in U.S. dollars. The amount payable in ECUs shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent as of the second Business Day before the date the payment is due by aggregating the U.S. dollar equivalents of the ECU component currencies, which are the currency amounts that were components of the ECU as of the last date on which the ECU was used in the European Monetary System. The Exchange Rate Agent shall determine these equivalents based on the exchange rates for the ECU component currencies as of the second Business Day before the payment date or, if no exchange rates for one or more of the ECU component currencies is available for that date, then as of the most recently available exchange rates for the component currencies, or as the applicable pricing supplement may indicate.

EXCHANGEABLE NOTES

     We may offer notes that are exchangeable at your option for securities, or cash representing the value of securities, of an entity unaffiliated with us; a basket of these securities; an index or indices of these securities or any combination of these options, all as will be described in the applicable pricing supplement. Exchangeable notes may bear interest or be issued with original issue discount or at a premium, all as will be specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, Exchangeable notes will entitle you, either during a period or at specific times, to exchange your note for the underlying security or securities constituting the underlying basket, index or indices of these securities (or combination of these alternatives) at a specified rate of exchange. If so specified in the applicable pricing supplement, Exchangeable notes will be redeemable at our option before maturity. If you do not elect to exchange your Exchangeable note before maturity or any applicable date for redemption, you will receive the principal amount of such note or applicable redemption price, in cash.

     Upon exchange, at maturity or otherwise, of your Exchangeable note, you may receive, at the specified exchange rate, either the underlying security or the securities constituting the relevant basket, index or indices or the cash value of such underlying security or securities, all as may be specified in the applicable pricing supplement. The underlying security or securities constituting any basket, index or indices may be the securities of either U.S. or foreign entities, or both, and the Exchangeable notes may provide for protection against fluctuations in the rate of exchange between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted, all as may be specified in the applicable pricing supplement. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

CURRENCY INDEXED NOTES

     We may offer notes the principal amounts of which are payable at or before maturity and the amounts of interest payable on which and/or any premium payable with respect to which are determined by the rate of exchange between the specified currency and the other currency or composite currency or currencies specified as the indexed currency or by reference to some other currency index or indices, in each case as set forth in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, you will be entitled to receive a principal amount or portion of that amount in respect of the Currency Indexed note exceeding the amount designated as the face amount of the Currency Indexed note in the applicable pricing supplement (the "Face Amount") if, at the stated maturity date, the rate at which the specified currency can be exchanged for the indexed currency is greater than the rate of exchange designated as the base exchange rate, which is expressed in units of the indexed currency per one unit of the specified currency, as specified in the applicable pricing supplement. You will only be entitled to receive a principal amount in respect of the Currency Indexed notes less than the Face Amount of Currency Indexed notes, if, at the stated maturity date, the rate at which the specified currency can be exchanged for the indexed currency is less than the base exchange rate, in each case determined as described under "Payment of Principal and Interest".

     The applicable pricing supplement will set forth information as to the relative historical value of the applicable specified currency against the applicable indexed currency, any currency and/or exchange controls applicable to the specified currency or indexed currency and any additional tax consequences to holders. See "Risk Factors--Changes in Exchange Rates Could Result in a Substantial Loss to You."

     Unless otherwise specified in the applicable pricing supplement, we will pay interest, and any premium, in the specified currency based on the Face Amount of the Currency Indexed notes and at the rate and times and in the manner set forth in this prospectus supplement and in the applicable pricing supplement.

OTHER INDEXED NOTES

     We may also offer notes the principal amounts of which are payable at or before maturity and the amounts of any interest payable on which and/or any premium payment with respect to which are determined with reference to a security, basket of securities, commodity or index (for example, the difference in price of a specified security, basket of securities or commodity on certain dates, a securities or commodity index or any other index or indices). The applicable pricing supplement relating to these Other Indexed notes will set forth the method by and the terms on which the amount of principal (payable on or before the maturity date), interest and/or any premium will be determined, and additional tax consequences to the holders of these notes, a description of certain risks associated with investment in these notes and other information relating to these notes.

EXTENSION OF MATURITY DATE

     The applicable pricing supplement will indicate whether we may extend the maturity of a note for one or more periods up to, but not beyond, the date that is set forth in the pricing supplement.

     We may exercise our option to extend a note's maturity date by notifying the Trustee at least 60, but not more than 75 days, before the note's original maturity date that is in effect before we exercised our option. No later than 55 days before the original maturity date, the Trustee will mail to each noteholder a notice, first class, postage prepaid, setting forth:

      (1)     our election to extend the note's maturity date;

      (2)     the new maturity date;

      (3) in the case of a fixed rate note, the interest rate that will apply to the extension period or, in the case of a floating rate note, the Spread, the new Interest Reset Date(s), if any, and the new interest payment date(s), if any, that will apply to the extension period; and

      (4) the provisions, if any, for redemption or repayment during the extension period.

Once the Trustee has mailed the extension notice to the noteholder, the note's maturity date shall be automatically extended and, except as may be modified by the extension notice or as described in the next paragraph, the note will have the same terms it did before the extension notice was mailed.

     Notwithstanding the foregoing, no later than 20 days before a note's original maturity date, we may at our option revoke its interest rate, in the case of a fixed rate note, or the Spread, in the case of a floating rate note, provided for in the extension notice and establish a higher interest rate or higher Spread, as the case may be, for the extension period. We may do so by causing the Trustee to mail notice first class, postage prepaid, of a higher interest rate or higher Spread, as the case may be, to the noteholder. The notice shall be irrevocable. All notes with respect to which the maturity date is extended will bear the higher interest rate or higher Spread, as the case may be, for the extension period, whether or not they are tendered for repayment.

     If we extend the maturity date of a note, the holder of such note may have the option to elect repayment of such note on the original maturity date at a price equal to the principal amount of the note plus any accrued interest to such date. In order for a note to be so repaid on the original maturity date, you must follow the procedures set forth under "Repayment and Repurchase" for optional repayment, except that the period for delivery of such note or notification to the Trustee shall be at least 25 but not more than 35 days before the original maturity date and except that a noteholder who has tendered a note for repayment pursuant to an extension notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day before the original maturity date.

REDEMPTION

     Unless otherwise stated in the applicable pricing supplement, the notes will not have a sinking fund. Redemption dates, if any, will be fixed at the time of sale and stated in the applicable pricing supplement and on the applicable note. If no redemption date is indicated with respect to a note, the note will not be redeemable before it matures. We may redeem notes at our option beginning on a specified redemption date if the applicable pricing supplement permits redemption. We may redeem such notes in whole or in part in increments of $1,000 at a redemption price equal to 100% of the principal amount to be redeemed, together with interest payable up to the redemption date, by giving notice not more than 60 nor less than 30 days before the redemption date.

REPAYMENT AND REPURCHASE

     Optional repayment dates will be set at the time of sale and set forth in the applicable pricing supplement and on the applicable note. Except as provided under "Extension of Maturity Date," if no optional repayment date is indicated, your note will not be repayable at your option before it matures.

     If the applicable pricing supplement permits, you may cause us to repay your notes on particular dates. We may be required to repay your notes in whole or in part in increments of $1,000, provided that any remaining principal amount of the note is at least $100,000. The repayment price will be equal to 100% of the principal amount to be repaid, plus accrued interest to the repayment date.

     Unless otherwise specified in the applicable pricing supplement, for any note to be repaid in whole or in part at your option, you must deliver to the Trustee not less than 30 nor more than 60 days before the optional repayment date (or any shorter period as described under "Extension of Maturity Date"):

     o the note to be repaid with the form entitled "Option to Elect Repayment" set forth on the reverse of such note duly completed; or

     o a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the NASD or a commercial bank or a trust company in the U.S. setting forth:

         o    your name,

         o    the principal amount of the note,

         o the certificate number of the note or a description of the note's tenor or terms,

         o    the principal amount of the note to be repaid,

         o a statement that you are exercising your option to elect repayment, and

         o a guarantee that the note to be repaid, along with the form entitled "Option to Elect Repayment" duly completed, will be received by the Trustee no later than 5 Business Days after the date of the telegram, telex, facsimile transmission or letter.

The Trustee must receive the note and duly completed "Option to Elect Repayment" by the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter. The exercise of the repayment option will be irrevocable, except as set forth under "Extension of Maturity Date."

     If your note is represented by a global security, the depositary's nominee will be the holder and, as a result, will be the only entity that can exercise a right to repayment. To ensure that the depositary's nominee will timely exercise a right to repayment with respect to your interest in a global security, you must instruct the broker, or other direct or indirect participant through which you hold such interest, to notify the depositary of your desire to exercise a right to repayment. To ascertain the time by which instructions must be given for timely notice to be delivered to the depositary, you should consult the broker or other direct or indirect participant through which you hold your interest in a note.

     The applicable pricing supplement may provide that the maturity of a floating rate note will be automatically extended for a specified period, unless you elect during a designated period to terminate the automatic extension of the maturity by following the procedures described in the applicable pricing supplement and in the floating rate note.

     At any time, we may buy the notes at any price in the open market or otherwise. Any notes we purchase may be held or resold or, at our discretion, may be surrendered to the Trustee for cancellation.

BOOK-ENTRY NOTES--REGISTRATION, TRANSFER AND PAYMENTS

     Book-entry notes may be issued in whole or in part in the form of one or more fully registered global securities deposited with, or on behalf of, the depositary and registered in the name of its nominee. Except as described below, a global security may not be transferred except as a whole by the depositary to its nominee or by its nominee to the depositary or another nominee of the depositary or by the depositary or its nominee to the depositary's successor or the successor's nominee.

     The depositary has provided us the following information: The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that have been deposited by its participating organizations, which are called "participants." The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The depositary's book-entry system also is used by other organizations such as securities brokers and dealers, banks, and trust companies that work through a participant. Persons who are not participants may beneficially own securities held by the depositary only through participants. The rules applicable to the depositary and its participants are on file with the SEC.

     Upon our issuance of any notes that will be represented by a global security, the depositary will immediately credit on its book-entry system the respective amounts of the notes represented by the global security to participants' accounts. The accounts to be credited will be designated by our agents, or by us if we directly offer and sell the notes. Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through the participants. Beneficial ownership interests in a global security will be shown on, and transfers of those interests will be made only through, records maintained by the depositary's participants or persons holding interests through participants. Please note, the laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These limits and laws may impair the ability to transfer beneficial interest in a global security.

     Unless the global security is exchanged in whole or in part for a certificated note, the global security cannot be transferred. However, the depositary, its nominees and their successors may transfer a global security as a whole to one another. This means we will not issue certificates to you. Until certificated notes are issued, the depositary, not you, will be considered the holder of notes represented by a global security under the indenture. We have described below the only circumstances where notes represented by a global security will be exchangeable for certificated notes.

     We will make payments of principal and interest on the notes to the depositary or its nominee. We and the Trustee will treat the nominee as the owner of the global securities for all purposes. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of your beneficial ownership interests in a global security or for maintaining, supervising or reviewing the records relating to you as the owner of a beneficial interest in such global securities. We expect that the depositary will credit immediately the respective accounts of the participants upon receipt of any payment of principal or interest on a global security. We expect that participants' payments to owners of the beneficial interests in a global security will be governed by standing customer instructions and customary practices, and will be the participants' responsibility.

     The depositary's nominee is the only person that can exercise a right to repayment of a global security. If you own a beneficial interest in a global security and want to exercise a right to repayment, then you must instruct your participant (for example, your broker) to notify the nominee of your desire to exercise such right. Different participants have different procedures for accepting instructions from their customers (for example, cut-off times for notice), and accordingly, you should consult your participant to inform yourself about their particular procedures.

     Unless otherwise specified in the applicable pricing supplement, notes will be issued initially as book-entry notes. Generally, we will issue book-entry notes only in the form of global securities. Notes represented by a global security may be exchanged for certificated notes with the same terms in authorized denominations if:

         o the depositary notifies us that it is unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days; or

         o we determine not to have any notes of a series represented by a global security.

     In these circumstances, you will be entitled to physical delivery of notes in definitive form in an amount equal to your beneficial ownership interest and registered in your name. Notes issued in definitive form will be issued in denominations of $25,000 and integral multiples of $1,000 in excess thereof, except as otherwise specified in the applicable pricing supplement, and will be issued in registered form only, without coupons. Additional information about the depositary's procedures for global notes is contained in the prospectus under "Description of Debt Securities--Global Securities."

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following general discussion summarizes certain material federal income tax aspects of the acquisition, ownership and disposition of the notes. This discussion is a summary for general information only and does not consider all aspects of federal income taxation that may be relevant to the purchase, ownership and disposition of the notes by a prospective investor in light of his or her personal circumstances. In particular, not discussed are the federal income tax consequences of ownership of notes by persons that do not hold the notes as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or by investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" against currency risk, or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, the discussion is generally limited to the tax consequences to initial holders. It also does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction nor, except to a limited extent under "Non-U.S. Holders," any U.S. federal estate or gift tax consequences.

     This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis; accordingly, any such change could affect the continuing validity of this discussion.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION. ADDITIONAL FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO PARTICULAR NOTES MAY BE SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT.

     Special considerations relevant to the federal income taxation of payments on notes denominated in a specified currency other than the U.S. dollar or indexed to changes in exchange rates are discussed separately below under "Foreign Currency Notes." Those relevant to the federal income taxation of payments on any note with respect to which the interest and/or principal is indexed to property other than foreign currency and which is not a "variable rate debt instrument" (discussed below under "Stated Interest; Original Issue Discount") are discussed generally below under "Indexed Notes" and "Exchangeable Notes." Except to the extent discussed under "Contingent Instruments", the discussion below assumes that the notes will be treated as debt for federal income tax purposes and will be issued in registered form. However, it is possible that some contingent payment arrangements would not be treated as debt for federal income tax purposes. You should consult your own tax advisor with respect to whether any contingent payment obligations, including Indexed notes or Exchangeable notes, are debt.

U.S. HOLDERS

     The following discussion is limited to the federal income tax consequences relevant to a noteholder that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to federal income tax regardless of source, (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, in the case of a trust in existence on August 20, 1996, if the trust has properly elected to be treated as a United States person, or (v) any other person whose income or gain in respect of a note is effectively connected with the conduct of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, within the United States (each a "U.S. Holder"). Certain federal income tax consequences relevant to a holder other than a U.S. Holder (a "Non-U.S. Holder") are discussed separately below.

STATED INTEREST; ORIGINAL ISSUE DISCOUNT

     Except as set forth below, interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes. U.S. Holders of notes that bear original issue discount ("OID") and that mature more than one year from the date of issuance will generally be required to include OID in income as it accrues in advance of the receipt of cash attributable to such income, whether such holder uses the cash or accrual method of accounting.

     Regulations (the "OID Regulations") concerning the federal income tax treatment of debt instruments issued with OID contain an anti-abuse rule that provides that, if a principal purpose in structuring a debt instrument or engaging in a transaction is to achieve a result that is unreasonable in light of the purposes of the applicable statutes, the Commissioner of Internal Revenue can apply or depart from the regulations as necessary or appropriate to achieve a reasonable result. Whether a result is unreasonable is determined based on all the facts and circumstances. Although we do not believe that any of the notes will be structured with such a principal purpose, there can be no assurance that the Internal Revenue Service (the "IRS") will agree with such position.

     The amount of OID, if any, on a note is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutory de minimis exception. For this purpose, de minimis OID is generally OID that is less than 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to its maturity from the issue date, or in the case of a note providing for the payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of the note. If the amount of OID is de minimis, it is deemed to be zero.

     Generally, the issue price of a note will be the initial price at which a substantial amount of the notes have been sold to the public (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The issue price may be reduced in certain circumstances by an amount equal to the portion of the initial purchase price of the note equal to pre-issuance accrued interest. A U.S. Holder may elect, in certain circumstances, to decrease the issue price and the stated redemption price at maturity by the amount of pre-issuance accrued interest and offset such pre-issuance accrued interest by an equal amount of stated interest payable on the first interest payment date.

     A note's stated redemption price at maturity includes all payments required to be made over the term of the note other than the payment of "qualified stated interest," which is defined as interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, in the circumstances described below, a qualified floating rate or objective rate on a variable rate note. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), the note's stated redemption price at maturity, for purposes of determining whether the security has de minimis OID, is treated as equal to the note's issue price plus the greater of the amount of foregone interest on such note or the excess of the note's stated principal amount over its issue price (i.e., the "true" discount on such note). If a debt instrument provides for alternate payment schedules upon the occurrence of one or more contingencies the yield and maturity of the debt instrument are computed based on a single payment schedule if, based on all the facts and circumstances, that schedule is significantly more likely than not to occur. This rule only applies if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date. If no one payment schedule is significantly more likely than not to occur, the rules for contingent payment debt obligations described below under "Indexed Notes" will apply. However, if a debt instrument provides for one or more alternative payment schedules, but all possible payment schedules under the terms of the instrument result in the same fixed yield, that yield is the yield of the instrument.

     Interest is considered unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than a late payment within a reasonable grace period) or non-payment a remote contingency. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between stated interest payments. Thus, if the interval between payments varies during the term of the instrument, the value of the fixed rate on which payment is based generally must be adjusted to reflect a compounding assumption consistent with the length of the interval preceding the payment.

     A U.S. Holder (whether on the cash or accrual method of accounting) of a note with an original maturity of more than one year must include in income for the taxable year the sum of the daily portions of OID for each day of the taxable year on which the U.S. Holder held the note. The daily portions of OID are determined by determining the OID attributable to each accrual period and allocating a ratable portion of such amount to each day in the accrual period. The accrual period may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal and interest occurs on the final day of an accrual period or on the first day of an accrual period. In general, OID allocable to an accrual period equals the product of the (i) adjusted issue price at the beginning of the accrual period (i.e., the original issue price plus previously-accrued OID minus previous payments other than payments of qualified stated interest) multiplied by the original yield to maturity of the note (determined on the basis of compounding at the end of each accrual period) minus (ii) the amount of qualified stated interest allocable to the accrual period.

     The OID Regulations provide special rules for determining the amount of OID allocable to a period when there is unpaid qualified stated interest, for short initial and final accrual periods, and for determining the yield to maturity of debt instruments subject to certain contingencies as to the timing of payments, including debt instruments that provide for options to accelerate or defer any payments, and debt instruments with indefinite maturities. For example, the maturity date and yield of a debt instrument with put or call options are determined under special rules. In general, an issuer is deemed to exercise or not exercise an option in a manner that minimizes the yield on the debt instrument and a holder is deemed to exercise or not exercise an option in a manner that maximizes the yield on the debt instrument. Under the OID Regulations, options to convert debt into stock of the issuer or into stock or debt of certain related parties or into cash or other property in an amount equal to the approximate value of such stock or debt are disregarded in determining OID. Under the Code and the OID Regulations, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

Variable Rate Notes

     The OID Regulations contain special rules for determining the accrual of OID and the amount of qualified stated interest on a "variable rate debt instrument." For purposes of these regulations, a variable rate debt instrument is a debt instrument that: (1) has an issue price that does not exceed total noncontingent principal payments by more than a specified amount; (2) provides for stated interest (paid or compounded at least annually) at (a) one or more "qualified floating rates", (b) a single fixed rate and one or more qualified floating rates, (c) a single "objective rate," or (d) a single fixed rate and a single objective rate that is a "qualified inverse floating rate"; (3) provides that a qualified floating rate or objective rate in effect at any time during the term of the instrument is set at a current value of that rate; and (4) except as permitted in clause (1), does not provide for any principal payments that are contingent.

     For purposes of determining if a note is a variable rate debt instrument, a floating rate is a "qualified floating rate" if variation in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly-borrowed funds in the currency in which the debt instrument is denominated (e.g., the Prime Rate or LIBOR). A multiple of a qualified floating rate is generally not a qualified floating rate, unless (a) the multiple is fixed at a number greater than .65 but not more than 1.35 or (b) a multiple of the type described in (a) increased or decreased by a fixed rate. If a debt instrument provides for two or more qualified floating rates that can reasonably be expected to have approximately the same value throughout the term of the instrument, the qualified rates will be considered a single qualified rate. Two or more qualified floating rates will be considered to have approximately the same value throughout the term of the instrument if the values of the rates on the date of issuance are within 25 basis points of each other.

     An objective rate is a rate (other than a qualified floating rate) that is determined using a single fixed formula and is based on objective financial or economic information, generally including, for example, a rate based on one or more qualified floating rates or a rate based on the yield of actively-traded personal property (within the meaning of Section 1092(d)(1) of the Code). The rate, however, must not be based on information that is within the control of the issuer (or a related party) or that is, in general, unique to the circumstances of the issuer (or a related party), such as dividends, profits or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). In addition, the IRS may designate other variable rates as objective rates. Restrictions on a minimum interest rate ("floor") or maximum interest rate ("cap"), or the amount of increase or decrease in the stated interest rate ("governor"), generally will not result in the rate failing to be treated as a qualified floating rate or an objective rate, if the restriction is fixed throughout the term of the instrument or the cap, floor, or governor is not reasonably expected to affect the yield significantly as of the date of issuance. However, a rate is not an objective rate if it is reasonably expected to result in an average value of a rate of interest over the first half of the instrument's term that is significantly less or more than the average value of the rate during the final half of the instrument's term, i.e., if there is a significant front loading or back loading of interest. A "qualified inverse floating rate" is a rate that is equal to a fixed rate minus a qualified floating rate if variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding any cap, floor or governor).

     Under the OID Regulations, for purposes of determining the amount and accrual of OID and qualified stated interest, a debt instrument providing for a qualified floating rate or qualified inverse floating rate is generally converted to an equivalent fixed rate debt instrument by assuming that each qualified floating rate or qualified inverse floating rate, respectively, will remain at its value as of the issue date. A debt instrument providing for an objective rate (other than a qualified inverse floating rate) is converted to an equivalent fixed rate debt instrument by assuming that the objective rate will equal a fixed rate that reflects the yield that is reasonably expected for the instrument. The rules applicable to fixed rate debt instruments are then applied to determine the OID accruals and the qualified stated interest payments on the equivalent fixed rate debt instruments. Appropriate adjustments are made to the extent the interest or OID actually accrued or paid differs from that assumed on the equivalent fixed rate debt instrument.

Elections to Treat all Interest as OID

     Under the OID Regulations, a U.S. Holder may elect in the year of acquisition of a note (which election is irrevocable without the consent of the Commissioner) to account for all interest on the note in the same manner as OID. For this purpose "interest" includes stated interest, OID, de minimis OID, market discount, de minimis market discount, amortizable bond premium, acquisition premium or acquisition discount. If this election is made, the U.S. Holder may be subject to the conformity requirements of Sections 171(c) and 1278(b) of the Code, which may require the amortization of bond premium and the accrual of market discount on other debt instruments held by the same U.S. Holder.

Short-Term Notes

     In general, an individual or other cash method U.S. Holder of a note that has an original maturity of not more than one year from the date of issuance (a "short-term note") is not required to accrue OID unless he or she elects or has elected to do so. Such an election applies to all short-term notes acquired by the U.S. Holder during the first taxable year for which the election is made and all subsequent taxable years of the U.S. Holder, unless the IRS consents to a revocation. U.S. Holders who report income for federal income tax purposes on the accrual method, electing cash method U.S. Holders and certain other U.S. Holders are generally required to include OID on such short-term notes in income on a straight-line basis, unless an irrevocable election with respect to any short-term note is made to accrue the OID according to a constant interest rate based on daily compounding. In the case of a U.S. Holder who is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of the short-term note will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to the constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing U.S. Holders who are not subject to the current inclusion requirement described above will be required to defer deductions for any interest paid on indebtedness allocable to such short-term notes in an amount not exceeding the deferred income until such income is realized.

MARKET DISCOUNT

     If a subsequent U.S. Holder purchases a note (other than a short-term note described above) at a "market discount," some or all of any gain realized upon a sale or other disposition or payment at maturity, or some or all of a partial principal payment, of such note may be treated as ordinary income, as described below. For this purpose, "market discount" is the excess (if any) of the stated redemption price at maturity over the purchase price, or, in the case of a note issued with OID, the excess (if any) of the adjusted issue price over the purchase price, in each case subject to a statutory de minimis exception. Unless a U.S. Holder has elected to include the market discount in income as it accrues, any gain realized on any subsequent disposition of such note (other than in connection with certain nonrecognition transactions) or payment at maturity, or some or all of any partial principal payment on such note, will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such note was held.

     The amount of market discount treated as having accrued will be determined either (i) on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the note up to and including the date of its maturity, or (ii) if the U.S. Holder so elects, on a constant interest rate method. A U.S. Holder may make that election with respect to any note but, once made, such election is irrevocable.

     In lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition, a U.S. Holder of a note acquired at a market discount may elect to include market discount in income currently, through the use of either the ratable inclusion method or the elective constant interest method. Once made, the election to include market discount in income currently applies to all notes and other obligations of the U.S. Holder that are purchased at a market discount during the taxable year for which the election is made and all subsequent taxable years of the U.S. Holder, unless the IRS consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

     If the U.S. Holder makes the election to treat as OID all interest on a debt instrument that has market discount, the U.S. Holder is deemed to have made the election to accrue currently market discount on all other debt instruments with market discount. In addition, if the U.S. Holder has previously made the election to accrue market discount currently, the conformity requirements of that election are met for debt instruments with respect to which the U.S. Holder elects to treat all interest as OID.

     Unless a U.S. Holder who acquires a note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such notes in an amount not exceeding the deferred income until such income is realized.

PREMIUM

     If a subsequent U.S. Holder purchases a note issued with OID at an "acquisition premium," the U.S. Holder reduces the amount of OID includible in income in each taxable year by that portion of the acquisition premium allocable to that year. A note is purchased at an acquisition premium if, immediately after the purchase, the purchaser's adjusted basis in the note is greater than the adjusted issue price--but not greater than all amounts payable on the instrument after the purchase date (other than qualified stated interest) (i.e., the note is not purchased at a "bond premium"). In general, the reduction in OID allocable to acquisition premium is determined by multiplying the daily portion of OID by a fraction, the numerator of which is the excess of the U.S. Holder's adjusted basis in the note immediately after the acquisition over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date (other than payments of qualified stated interest) over the note's adjusted issue price. Rather than apply the above fraction, the U.S. Holder who, as discussed above, elects to treat all interest as OID would treat the purchase at an acquisition premium as a purchase at original issuance and calculate OID accruals on a constant yield to maturity basis.

     If a U.S. Holder purchases a note and immediately after the purchase the adjusted basis of the note exceeds the sum of all amounts payable on the instrument after the purchase date, other than qualified stated interest, the note has "bond premium." Treasury regulations contain special rules for determining adjusted basis for this purpose. For example, under the final regulations, a U.S. Holder's basis in a convertible bond is reduced by the value of the conversion privilege. A U.S. Holder that purchases a note at a bond premium is not required to include any OID in income. In addition, a U.S. Holder may elect to amortize such bond premium over the remaining term of such note (or, in certain circumstances, until an earlier call date). Under the regulations, that election must be made with a timely-filed federal income tax return for the first taxable year to which the U.S. Holder wishes the election to apply.

     If a bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the note's yield to maturity. Under the regulations, if such bond premium allocable to an accrual period is in excess of qualified stated interest allocable to that period, such excess premium can be deducted by the holder to the extent of the holder's prior interest inclusions on the bond in excess of prior bond premium deductions. Any premium not deductible because of such limitation is carried to the next accrual period and can offset qualified stated interest in such period. The regulations also contain rules for determining bond premiums on variable rate debt instruments, on inflation-indexed instruments and for bonds with alternative payment schedules that are not treated as contingent payment obligations. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the sale or other disposition or payment of the principal amount of the note.

     An election to amortize premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or thereafter acquired, and may be revoked only with the consent of the IRS. The election to treat all interest, including for this purpose amortizable premium, as OID is deemed to be an election to amortize premium under Section 171(c) of the Code for purposes of the conformity requirements of that section. In addition, if the U.S. Holder has already made an election to amortize premium, the conformity requirements will be deemed satisfied with respect to any notes for which the U.S. Holder makes an election to treat all interest as OID.

SALE, EXCHANGE, REDEMPTION OR REPAYMENT OF THE NOTES

     Upon the disposition of a note by sale, exchange, redemption, or repayment, the U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the U.S. Holder's tax basis in the note. A U.S. Holder's tax basis in a note generally will equal the cost of the note (net of accrued interest) to the U.S. Holder, increased by amounts includible in income as OID or market discount (if the holder elects to include market discount in income on a current basis) and reduced by any amortized bond premium and any payments (other than payments of qualified stated interest) made on such note.

     Because the note is held as a capital asset, such gain or loss (except to the extent that the market discount rules or rules relating to short-term notes otherwise provide) will generally constitute capital gain or loss. Recently enacted legislation revised the holding period and tax rates applicable to certain capital gains. Capital gains of non-corporate taxpayers from the sale, exchange, or other disposition of a note held for more than one year are eligible for reduced rates of taxation. The deductibility of a capital loss realized on the sale, exchange, or other disposition of a note is subject to limitations. In certain circumstances, if an issuer were found to have had an intention, at the time its debt obligations were issued, to call such obligations before maturity, gain would be ordinary income to the extent of any unamortized OID. The OID Regulations clarify that this rule will not apply to publicly-offered debt instruments.

FOREIGN CURRENCY NOTES

     The following discussion applies to foreign currency notes that are not denominated in or indexed to a currency that is considered a "hyperinflationary" currency, that are not contingent payment debt instruments and that are not "dual currency notes". Special U.S. tax considerations applicable to obligations denominated in or indexed to a hyperinflationary currency or to dual currency notes will be discussed in the applicable pricing supplement.

     In general, a U.S. Holder that uses the cash method of accounting and holds a foreign currency note will be required to include in income the U.S. dollar value of the amount of interest income received, whether or not the payment is received in U.S. dollars or converted into U.S. dollars. The U.S. dollar value of the amount of interest received is the amount of foreign currency interest paid, translated into U.S. dollars at the spot rate on the date of receipt. The U.S. Holder will not have exchange gain or loss on the interest payment itself, but may have exchange gain or loss when it disposes of any foreign currency received.

     A U.S. Holder on the accrual method of accounting is generally required to include in income the dollar value of interest accrued during the accrual period. Accrual basis U.S. Holders may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, the dollar value of accrued interest is translated at the average rate for the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). For this purpose, the average rate is the simple average of spot rates of exchange for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by the U.S. Holder. Under the second method, a U.S. Holder can elect to accrue interest at the spot rate on the last day of the interest accrual period (in the case of a partial accrual period, the last day of the taxable year) or, if the last day of an interest accrual period is within five business days of the receipt, the spot rate on the date of receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired and will be irrevocable without the consent of the IRS. An accrual basis U.S. Holder will recognize exchange gain or loss, as the case may be, on the receipt of a foreign currency interest payment if the exchange rate on the date payment is received differs from the rate applicable to the previous accrual of that interest income. The foreign currency gain or loss will generally be treated as U.S. source ordinary income or loss.

     OID on a foreign currency note is determined in the foreign currency and is translated into U.S. dollars in the same manner that an accrual basis U.S. Holder accrues stated interest. Exchange gain or loss will be determined when OID is considered paid to the extent the exchange rate on the date of payment differs from the exchange rate at which the OID was accrued.

     The amount of market discount on a foreign currency note includible in income will generally be determined by computing the market discount in the foreign currency and translating that amount into dollars at the spot rate on the date the foreign currency note is retired or otherwise disposed of. If the U.S. Holder accrues market discount currently, the amount of market discount which accrues during any accrual period is determined in the foreign currency and translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. Exchange gain or loss may be recognized to the extent that the rate of exchange on the date of the retirement or disposition of the note differs from the exchange rate at which the market discount was accrued.

     Amortizable bond premium on a foreign currency note is also computed in units of foreign currency and, if the U.S. Holder elects, will reduce interest income in units of foreign currency. At the time amortized bond premium offsets interest income (i.e., the last day of the tax year in which the election is made and the last day of each subsequent tax year), exchange gain or loss with respect to amortized bond premium is recognized and is measured by the difference between exchange rates at that time and at the time of the acquisition of the note.

     With respect to the sale, exchange, retirement or repayment of a note denominated in a foreign currency, the foreign currency amount realized will be considered to be first, the payment of accrued but unpaid interest (on which exchange gain or loss is recognized as described above), second, accrued but unpaid original issue discount (on which exchange gain or loss is recognized as described above), and finally, as a payment of principal. With respect to such payment of principal, (i) gain or loss is computed in foreign currency and translated on the date of retirement or disposition and (ii) exchange gain or loss is separately computed on the foreign currency amount of principal that is repaid to the extent that the rate of exchange on the date of retirement or disposition differs from the rate of exchange on the date the note was acquired, or deemed acquired. Exchange gain or loss computed on accrued interest, OID, market discount and principal is recognized, however, only to the extent of total gain or loss on the transaction. For purposes of determining the total gain or loss on the transaction, a U.S. Holder's tax basis in the note generally will equal the U.S. dollar cost of the note (as determined below), increased by the U.S. dollar amounts includible in income as accrued interest, OID, or market discount (if the holder elects to include such market discount in income on a current basis) and reduced by the U.S. dollar amount of amortized bond premium and of any payments other than payments of qualified stated interest. A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a note equal to the U.S. dollar value of such currency on the date of receipt.

     In the case of a note denominated in foreign currency, the cost of the note to the U.S. Holder will be the U.S. dollar value of the foreign currency purchase price translated at the spot rate on the date of purchase (or, in some cases, the settlement date). The conversion of U.S. dollars into a foreign currency and the immediate use of that currency to purchase a foreign currency note generally will not result in a taxable gain or loss for a U.S. Holder.

     Under recently issued temporary and proposed regulations, in general, the conversion of a note denominated in certain foreign currencies to a note denominated in ECUs will not be a taxable event for U.S. tax purposes, provided that no other material terms of the notes change. The countries that have converted their currency to the ECU are Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, Netherlands, Portugal, and Spain.

EXCHANGEABLE NOTES

     As described below under "Indexed Notes", certain debt instruments calling for contingent payments are subject to the rules that generally call for the current accrual of OID based upon a projected yield and payment schedule, and adjustments are made to the extent that the actual amount that a U.S. Holder receives differs from the amount that such holder has taken into account under the projected payment schedule. To the extent notes are physically settled in stock or other property rather than in cash, a U.S. Holder will have income as described above and under "Indexed Notes", and such holder's basis in any stock or other property received on the payment of the Exchangeable note should equal the fair market value of the stock or other property at the time of receipt. Prospective purchasers of Exchangeable notes should consult their own tax advisors concerning whether Exchangeable notes will be subject to the rules for contingent debt obligations. In particular, if a U.S. Holder's right to the return of principal is substantially contingent, such U.S. Holder should consult its advisors as to whether such obligations will be treated as debt for federal income tax purposes. Any additional considerations relevant to the federal income tax treatment of U.S. Holders of an Exchangeable note will be discussed in the applicable pricing supplement.

INDEXED NOTES

     Certain debt instruments calling for one or more contingent payments are subject to special rules contained in the regulations (the "Contingent Debt Regulations").

     In general, under the Contingent Debt Regulations, the amount of interest on a contingent debt instrument issued for money that is taken into account for each accrual period is computed by determining a yield for the debt instrument as described below, then constructing a projected payment schedule for the debt instrument that produces that yield, and finally applying rules similar to those for accruing OID on a non-contingent debt instrument. The issuer's projected payment schedule must be used to determine the U.S. Holder's interest accruals and adjustments, unless the issuer does not create a payment schedule or the U.S. Holder determines that the issuer's projected payment schedule is unreasonable, in which case the U.S. Holder must disclose its own schedule in connection with its federal income tax return and the reason(s) why it is not using the issuer's projected payment schedule.

     In general, the yield on a contingent bond is determined by reference to the comparable yield at which the issuer would issue a fixed-rate debt instrument with terms and conditions similar to those of the contingent debt instrument, including the level of subordination, term, timing of payments, and general market conditions. If a hedge is available and the combined cash flows of the hedge and the contingent payment debt instrument would permit the calculation of a yield to maturity such that the debt instrument and the hedge could be integrated into a synthetic fixed-rate instrument, the comparable yield is the yield that the synthetic fixed-rate instrument would have. However, if a substantial part of the issue is being marketed to persons for whom the inclusion of interest is not expected to have a substantial effect on their federal income tax liability and the instrument provides for one or more non-market based contingent payments, the yield of the contingent payment debt instruments is presumed to be the applicable federal rate ("AFR").

     Under the Contingent Debt Regulations, if the actual contingent payments made on a debt instrument in a taxable year differ from the projected contingent payments, adjustments must be made for such differences. A positive adjustment, i.e. the amount by which an actual payment exceeds a projected payment, is treated as additional interest. A negative adjustment first reduces the amount of interest required to be accrued in the current year. Any excess is treated as an ordinary loss to the U.S. Holder to the extent cumulative prior interest accruals exceeded any negative adjustments in prior years. Any negative adjustment in excess of those amounts is carried over to a subsequent year and reduces the amount that would otherwise accrue in such subsequent year or the amount realized on disposition of the debt instrument.

     A U.S. Holder's basis in a contingent debt obligation is increased by the portion of the projected contingent payment accrued by the holder under the projected payment schedule (determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the amount of any non-contingent payments and the projected amount of any contingent payments previously made. Gain on the sale, exchange, or retirement of a contingent payment debt obligation generally would be treated as ordinary income. Losses, on the other hand, would be treated as ordinary only to the extent of the U.S. Holder's prior net interest inclusions (reduced by the total net negative adjustments previously allowed to the U.S. Holder as an ordinary loss) and capital to the extent in excess thereof.

     The Contingent Debt Regulations do not apply to variable rate debt instruments, certain debt instruments that provide for alternative payment schedules, REMIC interests and certain other debt instruments that are subject to prepayment, or debt instruments that provide for payments denominated in, or determined by reference to, a nonfunctional currency that is subject to Section 988 of the Code. Special rules are provided in the Contingent Debt Regulations for accounting for market discount and premium on contingent notes.

     Under the Code, holders of certain contingent debt obligations that enter into or acquire certain offsetting positions may be required to recognize gain but not loss of the contingent debt obligation on the date that the offsetting position is acquired.

CONTINGENT INSTRUMENTS

     Certain instruments that provide for wholly or substantially contingent principal payments ("Contingent Instruments") may not constitute a "debt instrument" under U.S. federal income tax principles. For example, an instrument which provides that a return of a U.S. Holder's original investment is entirely or substantially contingent may not be a debt instrument, unless the instrument is treated as a deposit and a forward obligation. Whether an instrument is a debt instrument for U.S. tax purposes, however, is based on all of the facts and circumstances.

     Although there are no specific rules that prescribe the tax treatment of a Contingent Instrument that is not debt, one reasonable approach would be that a U.S. Holder is entitled to recover its basis over the stated term of the Contingent Instrument, using a projected payment schedule that forecasts in a reasonable fashion the expected returns on the Contingent Instrument and assuming that the purchaser of the Contingent Instrument will recover the full amount of its investment. Using this approach, a U.S. Holder might project the expected returns on a Contingent Instrument, using, for example, the forward prices of actively traded property, and amortize basis over the term of the Contingent Instrument. Using this method, the U.S. Holder would report annually as ordinary income the amount accrued or received, as the case may be, on the instrument in excess of the allocable basis.

     Alternatively, an investment in such Contingent Instrument may be taxed either by treating all current payments as ordinary income and deferring recovery of basis until the contingencies associated with the instrument have been resolved, or, conversely, by first allocating basis to the payments as received and including additional amounts if and when received as ordinary income.

     The character of income or loss at maturity of a Contingent Instrument that is not debt is also unclear. One approach is that gain or loss realized at maturity should be treated as gain or loss from the sale or exchange of a capital asset, and, therefore, capital gain or loss. Capital gains of non-corporate taxpayers from the sale, exchange, or disposition of such Contingent Instruments held for more than one year are eligible for reduced rates of taxation. It is possible, however, that a final payment under the terms of such an instrument would be treated as ordinary income or loss, as the case may be.

     No statutory, judicial or administrative authority directly addresses the characterization of Contingent Instruments. As a result, the U.S. federal income tax consequences of a Contingent Instrument that is not debt are not certain and no assurance can be given that the IRS will agree with the treatment of such Contingent Instruments adopted by us or a U.S. Holder.

     PLEASE NOTE, IF YOU INVEST IN NOTES THAT PROVIDE FOR CONTINGENT REPAYMENTS OF PRINCIPAL, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN SUCH NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

EXTENDIBLE NOTES

     A note may provide us with the option to extend its maturity and, in connection therewith, to reset the interest rate or spread and establish new interest reset dates, new interest payment dates and new provisions for redemption or optional repayment.

     Under Treasury regulations, a significant modification of a debt instrument generally is considered to result in a deemed exchange. Under the regulations, a "modification" is any alteration of a legal right of the issuer or a holder of a debt instrument that does not occur by operation of the original terms of the instrument. In addition, certain alterations are modifications even if they occur by operation of such original terms. For example, any substitution of an obligor, addition or deletion of a co-obligor or a change (in whole or in part) in the recourse nature of the instrument is a modification. In addition, any alteration that results in an instrument or property right that is not debt is a modification, unless it occurs pursuant to a U.S. Holder's option under the terms of the instrument to convert the debt into issuer equity. Furthermore, an alteration that results from the exercise of an option provided to an issuer or holder is a modification, unless the option is unilateral and, in the case of a holder, the exercise of the option does not result (or, in the case of a variable or contingent payment, is not reasonably expected to result) in a deferral or a reduction in any scheduled payment of interest or principal. An option is not unilateral if it requires the consent of the other party. Since the holder of a note may have the option to elect repayment on the original maturity date if the issuer extends, the option to extend may not be unilateral.

     The regulations also provide rules for purposes of determining when a modification is significant. In general, a modification is significant if, based on all facts and circumstances, the legal rights and obligations changed, and/or the degree to which they are being changed, are economically significant. The regulations provide that a change in the yield of a fixed-rate instrument is a significant modification if the yield varies from the annual yield by more than 1/4 of 1% or 5% of the original annual yield. In the case of variable rate instruments, the above rule applies by deeming the annual yield of the variable rate instrument to equal the annual yield of an equivalent fixed-rate instrument. Whether the change in the yield of a contingent payment debt obligation is significant is determined under the general rules. An extension of final maturity is not a significant modification if it does not extend the maturity longer than the lesser of five years or 50% of the original term of the instrument.

     The consequences to a U.S. Holder of treating the extension of a maturity date or a change in the terms of the notes as a sale or exchange of the original note (the "Original note") for a new note (the "New note") will depend upon the facts and circumstances, including, for example, whether the Original note is a "security" for federal income tax purposes, whether either note is publicly traded, whether Section 368(a)(1)(E) of the Code applies to the exchange, and whether the U.S. Holder's basis in the Original note differs from the issue price of the New note.

     Under the OID Regulations, our right to extend the maturity of a note may impact the note's yield to maturity for purposes of calculating the amount of OID on a note. For example, if the note's yield to maturity (taking into account the extension) would be less than such yield (absent the extension), OID would be accrued assuming that the note were extended.

BACKUP WITHHOLDING

     A U.S. Holder of a note may be subject to U.S. backup withholding at the rate of 31% with respect to interest and principal paid on the note, unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates that status or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from U.S. backup withholding and the procedure for obtaining such an exemption. Any amount paid as backup withholding would be creditable against the U.S. Holder's federal income tax liability, provided the requisite information were provided to the IRS.

NON-U.S. HOLDERS

UNITED STATES INCOME AND ESTATE TAX CONSEQUENCES

     The following is a brief summary of the U.S. federal income and estate tax consequences that may be applicable to Non-U.S. Holders of the notes. This discussion does not deal with all aspects of United States taxation that may be relevant to the purchase, ownership or disposition of the notes by any particular Non-U.S. Holder in light of his or her personal circumstances. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not itself subject to U.S. federal income tax on the disposition of its note.

     For purposes of the following discussion, interest (including OID) and gain on the sale, exchange or other disposition of a note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or to a fixed base) in the United States.

INTEREST AND ORIGINAL ISSUE DISCOUNT

     Subject to the discussion below concerning backup withholding, generally any interest or OID paid to a Non-U.S. Holder of a note that is not "U.S. trade or business income" will not be subject to U.S. federal income tax if the interest (or OID) qualifies as "portfolio interest." Generally (and except as described below under "Indexed Notes and Exchangeable Notes"), interest on registered notes with a maturity of more than 183 days will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code, (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address, and (iii) the Non-U.S. Holder is not a bank that is receiving the interest (or
OID) on a loan made in the ordinary course of its business.

     The gross amount of payments on a note with a maturity of more than 183 days to a Non-U.S. Holder of interest or OID that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax and withholding at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly-executed Form W-8BEN or W-8ECI (or such successor form as the IRS designates), as applicable, prior to the payment of interest or OID. These forms must be periodically updated. Under the final regulations not yet in effect a Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain circumstances, to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the final regulations for payments through qualified intermediaries. The final regulations generally are proposed to be effective for payments made after December 31, 2000.

     Under the Code and final regulations effective for payments made on or after January 1, 1998, holders that are "hybrid entities," e.g. entities that are classified as partnerships for U.S. purposes and as corporations for foreign tax purposes, may be denied treaty benefits in certain circumstances.

INDEXED NOTES AND EXCHANGEABLE NOTES

     The IRS has stated that it is considering various issues relating to the treatment of Non-U.S. Holders of contingent payment debt obligations, including the possibility of tax avoidance that may arise when a contingent payment debt obligation is structured with payments that approximate the yield on an equity security (including coordination with the rules for taxation of foreign investments in U.S. real property). Subject to certain exceptions, the portfolio interest exception from withholding tax does not apply to certain payments of contingent interest if: (1) the amount of interest is determined by reference to
(i) receipts, sales or other cash flows of us or a related person, (ii) any income or profits of us or a related person, (iii) any change in the value of any property of us, or a related person, or (iv) any dividend, partnership distributions, or similar payments made by us or a related person; or (2) the interest is identified in regulations not yet issued as contingent interest for which the portfolio interest exception should be denied. As discussed above, gain from the sale of certain contingent payment debt obligations is also treated as interest under the Contingent Debt Regulations and, accordingly, could be subject to U.S. federal income tax withholding at the 30% rate if on an Indexed note that was not eligible for the portfolio interest exception.

SALE OF NOTES

     Except as described below and subject to the above discussion concerning backup withholding and Indexed notes, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, or repayment of a note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates.

CONTINGENT INSTRUMENTS

     If a Non-U.S. Holder holds a Contingent Instrument issued by us, we intend to treat some or all of any amount that it pays in a given year as U.S. source "fixed or determinable annual or periodical income" ("FDAP") and, therefore, subject to U.S. withholding tax at the applicable statutory rate, as modified by any applicable treaty, when paid to a Non-U.S. Holder.

     As noted above, the character of income or loss at maturity of a Contingent Instrument is also unclear. However, we intend to treat gain or loss realized at maturity as gain or loss from the sale or exchange of a capital asset, and, therefore, capital gain or loss. Accordingly, we do not intend to treat amounts paid to a Non-U.S. Holder pursuant to a Contingent Instrument that by its terms calls for a single payment at maturity as U.S. source FDAP.

     No statutory, judicial or administrative authority directly addresses the characterization of Contingent Instruments that are not debt. As a result, the U.S. federal income tax consequences of a Contingent Instrument are not certain and no assurance can be given that the IRS will agree with the treatment of Contingent Instruments adopted by us or a Non-U.S. Holder.

     PLEASE NOTE, IF YOU INVEST IN NOTES THAT PROVIDE FOR CONTINGENT REPAYMENTS OF PRINCIPAL, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN SUCH NOTES, INCLUDING THE APPLICATION OF FOREIGN OR OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

UNITED STATES FEDERAL ESTATE TAX

     Except with respect to notes that bear contingent interest that is not eligible for the portfolio interest exception, and to notes that bear interest that is deemed to be U.S. trade or business income, notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to United States federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our voting stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS and to each Non-U.S. Holder any interest and OID that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     In the case of payments of principal on the notes by us to a Non-U.S. Holder, the regulations provide that 31% backup withholding and information reporting will not apply to payments if the holder certifies to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that (i) the holder is a U.S. person or (ii) the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding, unless the owner certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption

(provided that the broker does not have actual knowledge that (i) the noteholder is a U.S. person or (ii) that the conditions of any other exemption are not, in fact, satisfied). The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding if the broker is not a "U.S. related person," i.e., a foreign person who has one or more enumerated relationships with the U.S.

     In the case of the payment of proceeds from the disposition of notes through a non-U.S. office of a broker that is either a U.S. person or a "U.S. related person," information reporting is required as to the payment, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding, however, will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite information is furnished to the IRS.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     We are offering the notes on a continuing basis through agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the notes. We also may sell the notes:

              (a) directly to purchasers on our own behalf; or

              (b) through the agents as principal, either at a discount from their principal amount to be agreed on at the time of sale or at 100% of their principal amount, for resale to one or more investors and other purchasers at different prices to be determined by the agent at the time of resale, which may be greater or lesser than the purchase price for those notes paid by the agent.

     We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of the notes in whole or part. Each agent will have the right, in its reasonably exercised discretion, to reject any offer to purchase the notes it receives in whole or in part. We will pay each agent a commission, in the form of a discount, ranging from .125% to .750% of the price offered to the public of the notes, depending on maturity, sold through that agent. Any agent may agree with us to accept a commission other than one based on maturity, in which case the commission will be set forth in the applicable pricing supplement; provided, however, that the commission shall range from
 .025% to .750%. We also may pay fees and other amounts to an agent or an affiliate of an agent in connection with certain transactions that we enter into in connection with certain issuances of the notes, which might exceed the agent's discount.

     Unless the applicable pricing supplement indicates otherwise, payment of the purchase price shall be made in funds that are immediately available in New York City.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

     Because Bear, Stearns & Co. is our wholly-owned subsidiary, each distribution of the notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                              VALIDITY OF THE NOTES

     The validity of the notes will be passed on for us by Cadwalader, Wickersham & Taft, New York, New York.

                                    GLOSSARY

     Set forth below are definitions of some of the terms used in this prospectus supplement.

     "Business Day" means any day that (a) is not a Saturday or Sunday, (b) in New York, New York, is not a day on which banking institutions generally are authorized or required by law or executive order to close, and (c) if the interest rate formula basis is LIBOR, is also a London Banking Day.

     "Calculation Agent" means the person chosen by us to perform the duties related to interest rate calculations and resets for the floating rate notes.

     "Calculation Date" means, with regard to an Interest Determination Date, the earlier of (i) the 10th calendar day after the Interest Determination Date or if that day is not a Business Day, the next Business Day or (ii) the Business Day before the applicable interest payment date, maturity date, redemption date or repayment date.

     "Exchange Rate Agent" means The Chase Manhattan Bank, unless otherwise specified in the applicable pricing supplement.

     "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "Index Maturity" means the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

     "London Banking Day" means any day on which dealings or deposits in U.S. dollars are transacted in the London interbank market.

     "Money Market Yield" means the yield, expressed as a percentage, calculated in accordance with the following formula:

             Money Market Yield   =          D x 360          x   100
                                       ---------------------
                                          360 - (D x M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     "Paying Agent" means The Chase Manhattan Bank, unless otherwise specified in the applicable pricing supplement.

     "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

     "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

     "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

PROSPECTUS

THE BEAR STEARNS COMPANIES INC.

DEBT SECURITIES
WARRANTS

         ----------------------------------------------------------------


         By this Prospectus, we intend to offer at one or more times--

           Debt Securities and Warrants to Purchase Debt Securities in one or more series with an aggregate initial public offering price of up to $7,878,183,000 (as described in the applicable Prospectus Supplement).

         -----------------------------------------------------------------

         We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and any supplements carefully before you invest in the securities.

         ------------------------------------------------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 9, 1999.

                            BEAR, STEARNS & CO. INC.

         THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THESE SECURITIES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                       ----------------------------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Where You Can Find More Information..........................................3
Certain Definitions..........................................................5
The Bear Stearns Companies Inc...............................................6
Use of Proceeds..............................................................7
Ratio of Earnings to Fixed Charges...........................................7
Description of Debt Securities...............................................8
Description of Warrants.....................................................16
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants.......20
Plan of Distribution........................................................21
ERISA Considerations........................................................23
Experts.....................................................................24
Validity of the Securities..................................................24

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC"). You may read and copy any of these filed documents at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities. This Prospectus, which constitutes a part of that Registration Statement, does not include all the information contained in that Registration Statement and its exhibits. For further information with respect to the securities, you should consult the Registration Statement and its exhibits.

     Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

     The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 1-8989) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference:

         (1) the Annual Report on Form 10-K (including the portions of our Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended June 30, 1998;

         (2) the Quarterly Reports on Form 10-Q for the quarters ended September 25, 1998, December 31, 1998 and March 26, 1999, and the Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1998; and

         (3) the Current Reports on Form 8-K dated July 21, 1998, August 26, 1998, October 14, 1998, October 30, 1998, December 9, 1998, December 16,
     1998, December 21, 1998, January 19, 1999, January 20, 1999, February 23,
     1999, April 12, 1999, April 14, 1999, June 28, 1999, July 21, 1999, July
     22, 1999 and August 5, 1999.

     We will provide to you without charge, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to those documents (unless they are specifically incorporated by reference in those documents). You may request copies by writing or telephoning us at our Corporate

Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000.

                               CERTAIN DEFINITIONS

     Unless otherwise stated in this Prospectus:

     o "we," "us" and "our" refer to The Bear Stearns Companies Inc. and its subsidiaries;

     o   "AMEX" refers to the American Stock Exchange;

     o   "Bear Stearns" refers to Bear, Stearns & Co. Inc.;

     o   "BSSC" refers to Bear, Stearns Securities Corp.;

     o   "BSIL" refers to Bear, Stearns International Limited;

     o   "NYSE" refers to the New York Stock Exchange; and

     o   "NASD" refers to the National Association of Securities Dealers, Inc.

Bear Stearns, BSSC and BSIL are subsidiaries of The Bear Stearns Companies Inc.

                         THE BEAR STEARNS COMPANIES INC.

     We are a holding company that, through our principal subsidiaries, Bear Stearns, BSSC and BSIL, is a leading U.S. investment banking, securities trading and brokerage firm serving corporations, governments and institutional and individual investors worldwide. Our business includes:

     o market-making and trading in corporate, U.S. government, government-agency, mortgage-related, asset-backed and municipal securities;

     o trading in corporate equity and debt securities, options, futures, foreign currencies, interest-rate swaps and other derivative products;

     o   securities and commodities arbitrage;

     o   securities, options and commodities brokerage;

     o   underwriting and distributing securities;

     o   providing securities clearance services;

     o   financing customer activities;

     o   securities lending;

     o   arranging for the private placement of securities;

     o advising clients in mergers, acquisitions, restructurings and leveraged transactions;

     o   providing other financial advisory services;

     o   making principal investments in leveraged acquisitions;

     o   acting as specialist on the floor of the NYSE and the AMEX;

     o providing fiduciary and other services, including real estate brokerage, investment management and investment advisory; and

     o   financial market and securities research.

     Our business is conducted:

     o   from our principal offices in New York City;

     o from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco;

     o   from representative offices in Beijing, Hong Kong and Shanghai;

     o   from a branch office in Lugano;

     o through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Sao Paulo, Singapore and Tokyo; and

     o through joint ventures with other firms in Belgium, Madrid and the Philippines.

Our foreign offices provide services and engage in investment activities involving foreign clients and international transactions. We provide trust-company services through our subsidiary, Custodial Trust Company, located in Princeton, New Jersey.

     Bear Stearns and BSSC are broker-dealers registered with the SEC. They also are members of the NYSE, all other principal United States securities and commodities exchanges, the NASD and the National Futures Association. Bear Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York. BSIL is a securities broker dealer based in London. BSIL is regulated by the Securities and Futures Authority in the United Kingdom and is a member of the London International Financial Futures Exchange, the London Securities & Derivatives Exchange, the International Petroleum Exchange and the London Commodity Exchange.

     We are incorporated in the State of Delaware. Our principal executive office is located at 245 Park Avenue, New York, New York 10167 and our telephone number is (212) 272-2000. Our Internet address is http://www.bearstearns.com.

                                 USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include additions to working capital, the repayment of short-term debt and investments in, or extensions of credit to, subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges. Fixed charges for purposes of the ratio consist of interest expense and certain other immaterial expenses.

     The table below presents the ratio of earnings to fixed charges for the fiscal years ended June 30, 1994, 1995, 1996, 1997 and 1998 and the nine months ended March 27, 1998 and March 26, 1999.

                  Year Ended June 30,                        Nine Months Ended
--------------------------------------------------------    --------------------
                                                            March 27,  March 26,
     1994         1995        1996      1997       1998       1998       1999
     ----         ----        ----      ----       ----       ----       ----
     1.6          1.2         1.4       1.4        1.3        1.3        1.2

                         DESCRIPTION OF DEBT SECURITIES

     This section describes certain general terms and provisions of the debt securities to which any Prospectus Supplement may relate. The particular terms of any debt securities offered by a Prospectus Supplement and the extent to which these general terms and provisions will not apply to the particular series of debt securities being offered, will be described in the Prospectus Supplement relating to that particular series of debt securities.

     We will issue the debt securities under the Indenture, dated as of May 31, 1991, as amended (the "Indenture"), between us and The Chase Manhattan Bank (formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee").

     The terms of the debt securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We have filed a copy of the Indenture as an exhibit to the Registration Statement of which this Prospectus forms a part. A copy of the Indenture is available as set forth under the section entitled "Where You Can Find More Information."

     This section, along with the description in the applicable Prospectus Supplement, is a summary of the material provisions of the Indenture and is not complete. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not these descriptions, defines your rights as a holder of debt securities.

GENERAL

     We may offer debt securities for an aggregate principal amount of up to $7,878,183,000 under this Prospectus. As of the date of this Prospectus, we have issued approximately $46,065,989,650 aggregate principal amount of debt securities under the Indenture, of which $16,740,296,175 is outstanding. The Indenture permits us to:

     o   issue debt securities at various times in one or more series;

     o   issue an unlimited principal amount of debt securities;

     o provide for the issuance of other debt securities under the Indenture other than those authorized on the date of this Prospectus at various times and without your consent; and

     o "reopen" a previous issue of a series of debt securities and issue additional debt securities of the series.

     Unless we provide otherwise in an applicable Prospectus Supplement, we will issue debt securities only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000, and in bearer form with or without coupons in the denomination of $5,000. If we issue bearer debt securities of a series, we will describe the federal income tax consequences and other special considerations applicable to those bearer debt securities in the Prospectus Supplement relating to that series.

     Unless we provide otherwise in the applicable Prospectus Supplement and subject to any limitations in the Indenture, you may transfer or exchange your registered securities at the corporate trust office or agency of the Trustee in the City and State of New York without paying a service charge, other than applicable tax or governmental charges. Bearer debt securities will be transferable by delivery. We will describe the provisions relating to the exchange of bearer debt securities of any series in the Prospectus Supplement relating to that series.

     If the principal, any premium or interest on the debt securities of any series is payable in a foreign or composite currency, the applicable Prospectus Supplement will describe any restrictions, elections, federal income tax consequences, specific terms and other information that apply to those debt securities and the currency.

     We may sell one or more series of debt securities at a substantial discount below the stated principal amount, bearing either no interest or interest at a rate that at the time of issuance is below market rate. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. We will describe the federal income tax consequences and other special considerations applicable to a series in the Prospectus Supplement relating to that series.

RANKING

     The debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. We extend credit to our subsidiaries at various times. Any credit we may extend to our subsidiaries may be subordinated to the claims of unaffiliated creditors of those subsidiaries.

     We are a holding company and depend on the earnings and cash flow of our subsidiaries to meet our obligations under the debt securities. Because the creditors of our subsidiaries generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our debt securities will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, your right to participate in any distribution of our subsidiaries' assets is necessarily subject to the senior claims of the subsidiaries' creditors. Furthermore, the Exchange Act and the rules of certain exchanges and other regulatory bodies, as well as covenants governing certain indebtedness of our subsidiaries, impose net capital requirements on some of our subsidiaries that limit their ability to pay dividends or make loans and advances to us.

METHODS OF RECEIVING PAYMENT ON THE DEBT SECURITIES

     Registered Debt Securities. Unless we otherwise provide in the applicable Prospectus Supplement, if the debt securities are in registered form, then the principal, any premium and interest will be payable at the corporate trust office or agency of the Trustee in the City and State of New York.

     Interest payments made before maturity or redemption on registered debt securities may be made:

     o at our option, by check mailed to the address of the person entitled to payment; or

     o at your option, if you hold at least $10 million in principal amount of registered debt securities, by wire transfer to an account you have designated in writing at least 16 days before the date on which the payment is due.

     Bearer Debt Securities. Unless we provide otherwise in the applicable Prospectus Supplement, if the debt securities are in bearer form, then the principal, any premium and interest will be payable at the Trustee's office located outside the United States that is maintained for this purpose. No payment on a bearer debt security will be made by mail to a U.S. address or by wire transfer to an account maintained in the United States, or will otherwise be made inside the United States, unless otherwise provided in the applicable Prospectus Supplement.

NOTICES

     Registered Debt Securities. Unless otherwise provided in the applicable Prospectus Supplement, any notice given to a holder of a registered debt security will be mailed to the last address of such holder set forth in the applicable security register.

     Bearer Debt Securities. Any notice given to a holder of a bearer debt security will be published in a daily newspaper of general circulation in the city or cities specified in the Prospectus Supplement relating to such bearer debt security.

GLOBAL SECURITIES

     The debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or definitive form.

     Unless and until a global security is exchanged in whole or in part for the applicable definitive debt securities, a global security may only be transferred as a whole by:

     o   the depositary for the global security to a nominee of the depositary;
         or

     o a nominee of the depositary to the depositary or another nominee of the depositary; or

     o the depositary or any nominee of the depositary to a successor of the depositary or a nominee of the successor.

     Each Prospectus Supplement relating to a series will describe the specific terms of the depositary arrangement with respect to the applicable debt securities of that series. We anticipate that the following provisions will apply to all depositary arrangements.

     Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual debt securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants. The underwriters for the debt securities will designate the accounts to be credited. However, if we have offered or sold the debt securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

     Ownership of beneficial interest in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary's participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security:

     o will not be entitled to have debt securities represented by global securities registered in their names;

     o will not receive or be entitled to receive physical delivery of debt securities in definitive form; and

     o will not be considered the owners or holders of these securities under the Indenture.

     Subject to the restrictions discussed under the section entitled "Limitations on Issuance of Bearer Debt Securities and Bearer Warrants," payments of principal, any premium and interest on the individual debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the holder of such global security. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the Trustee may act or refrain from acting without liability on any information provided by the depositary.

     We expect that the depositary, after receiving any payment of principal, any premium or interest in respect of a global security, will immediately credit the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     Receipt by owners of beneficial interests in a temporary global security of payments of principal, any premium or interest relating to their interests will be subject to the restrictions discussed under the section entitled "Limitations on Issuance of Bearer Debt Securities and Bearer Warrants."

     If interest is paid on a bearer global security, or if no interest has been paid but the bearer global security remains outstanding beyond a reasonable period of time after the restricted period (as defined in applicable U.S. Treasury regulations) has ended, the depositary must provide us with a certificate to the effect that the owners of the beneficial interests in the bearer global security are non-U.S. persons or U.S. persons that are permitted to hold bearer debt securities under applicable U.S. Treasury regulations.

     In general, U.S. persons that are permitted to hold bearer debt securities are U.S. persons who acquire the securities through the foreign branch of certain U.S. financial institutions and certain U.S. financial institutions that hold the bearer debt securities for resale to non-U.S. persons or who hold the bearer debt securities on their own account through a foreign branch. The certificate must be provided within a reasonable period of time after the end of the restricted period, but in no event later than the date when interest is paid. The certificate must be based on statements provided to the depositary by the owners of the beneficial interests.

     If the depositary is at any time unwilling or unable or ineligible to continue as depositary and we have not appointed a successor depositary within 90 calendar days, we will issue debt securities in certificated form in exchange for all outstanding global securities.

     In addition, we may at any time determine not to have debt securities represented by a global security. In that event, we will issue debt securities in definitive form in exchange for all global securities. An owner of a beneficial interest in the global securities to be exchanged will be entitled to delivery in definitive form of debt securities equal in principal amount to such beneficial interest and to have such debt securities registered in its name. Individual debt securities of the series so issued will be issued as:

     (1) registered debt securities in denominations, unless we specify otherwise, of $1,000 and integral multiples of $1,000 if the debt securities of that series are issuable as registered debt securities;

     (2) bearer debt securities in the denomination or denominations we have specified if the debt securities of that series are issuable as bearer debt securities; or

     (3) either registered or bearer debt securities, if the debt securities of that series are issuable in either form.

     You should read the section entitled "Limitations on Issuance of Bearer Securities and Bearer Warrants" for a description of certain restrictions on the issuance of individual bearer debt securities in exchange for beneficial interests in a global security.

LIMITATION ON LIENS

     We may not, and may not permit any of our Restricted Subsidiaries to, issue, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money secured by a pledge of, lien on or security interest in any shares of voting stock of any Restricted Subsidiary without effectively providing that the securities issued under the Indenture, including the debt securities, will be secured equally and ratably with such secured indebtedness.

     The term "Restricted Subsidiary" as defined in the Indenture means Bear Stearns, Custodial Trust Company, BSSC and any of our other subsidiaries owning, directly or indirectly, any of the common stock of, or succeeding to a significant portion of the business, property or assets of, a Restricted Subsidiary, or with which a Restricted Subsidiary is merged or consolidated.

MERGER AND CONSOLIDATION

     We may consolidate or merge with or into any other corporation, and may sell, lease or convey all or substantially all of our assets to any corporation, organized and existing under the laws of the United States or any U.S. state, if:

     (1) we or any other successor corporation shall not immediately after the merger or consolidation be in default under the Indenture; and

     (2) the continuing corporation (if other than us), or the resulting entity that receives substantially all of our assets, shall expressly assume:

          (a) payment of the principal of, and premium, if any, and interest on, (and any additional amounts payable in respect of) the debt securities and

          (b) performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by us.

     Unless otherwise provided in the applicable Prospectus Supplement, the Indenture permits:

     o a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or that of a successor or combined entity;

     o   a change in control; or

     o a highly leveraged transaction involving us, whether or not involving a change in control;

and the Indenture, therefore, will not protect holders of the debt securities from the substantial impact that any of the transactions described above may have on the value of the debt securities.

MODIFICATION AND WAIVER

     With the consent of the holders of 66 2/3% in principal amount of the outstanding debt securities of each series affected, we and the Trustee may modify or amend the Indenture, without the consent of each holder of the outstanding debt security affected, unless the modification or amendment:

     o changes the stated maturity or the date of any installment of principal of, or interest on, any debt security or changes its redemption price or optional redemption price;

     o reduces the principal amount of, or the rate of interest on, or the amount of any additional amount payable on, any debt security, or reduces the amount of principal that could be declared due and payable before the stated maturity of that debt security, or changes our obligation to pay any additional amounts (except as permitted under the Indenture), or reduces the amount of principal of a discount security that would be due and payable if accelerated under the Indenture;

     o changes the place or currency of any payment of principal, premium, if any, or interest on any debt security;

     o impairs the right to institute suit for the enforcement of any payment on or with respect to any debt security;

     o reduces the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend the Indenture; or

     o modifies the foregoing requirements or reduces the percentage of outstanding debt securities necessary to waive any past default to less than a majority.

We may make any of these amendments or modifications, however, with the consent of the holder of each outstanding debt security affected.

     Except with respect to certain fundamental provisions of which a default would require the consent of the holders of each outstanding security of a series affected to waive, the holders of at least a majority in principal amount of outstanding debt securities of any series may, with respect to that series, waive past defaults under the Indenture and waive compliance with certain provisions of the Indenture, either in a specific instance or generally.

EVENTS OF DEFAULT

     Under the Indenture, an "Event of Default" with respect to any series of debt securities means:

     (1) a failure to pay any interest, or any additional amounts payable, on any debt securities of that series for 30 days after payment is due;

     (2) a failure to pay the principal of, and premium, if any, on any debt security of that series when due;

     (3) a failure to deposit any sinking fund payment when due relating to that series;

     (4) a failure to perform any other covenant contained in the Indenture or relating to that series that has continued for 60 days after written notice was provided;

     (5) a failure lasting 10 days after notice relating to any of our other indebtedness for borrowed money or indebtedness of any Restricted Subsidiary in excess of $10 million, that results in such indebtedness becoming due and payable before maturity;

     (6) certain events of bankruptcy, insolvency or reorganization; and (7) any other Event of Default with respect to debt securities of that series.

CONCERNING THE TRUSTEE

     Within 90 days after any default, the Trustee will notify you of the default, unless the default is cured or waived.

     The Trustee may withhold notice of a default (except a default relating to the payment of principal, premium or interest, or any additional amounts related to any debt security or the payment of any sinking fund installment), if the Trustee in good faith determines that withholding notice is in your interests.

     If a default in the performance or breach of any covenant in the Indenture or relating to that series occurs and continues for 60 days after written notice has been given to us or the Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of a series, the Trustee will not give notice to the holders for at least an additional 30 days after such default.

     If an event of default for any series of debt securities occurs and continues, the Trustee or the holders of 25% of the aggregate principal amount (or any lesser amount that the series may provide) of the outstanding debt securities affected by the default may require us to immediately repay the entire principal amount (or any lesser amount that the series may provide) of the outstanding debt securities of such series.

     So long as the Trustee has not yet obtained a judgment or decree for payment of money due, and we have paid all amounts due (other than those due solely as a result of acceleration) and have remedied all Events of Default, the holders of a majority in principal amount of the outstanding debt securities of the affected series may rescind any acceleration or may waive any past default. However, the holders of a majority in principal amount of all outstanding debt securities of the affected series may not waive any Event of Default with respect to any series of debt securities in the following two circumstances:

     o a failure to pay the principal of, and premium, if any, or interest on, or any additional amounts payable in respect of, any debt security of that series for which payment had not been subsequently made; or

     o a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding debt security of that series.

     The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to debt securities of that series, provided that this direction is not in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of those holders, the Trustee will be entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

     We are required to deliver to the Trustee an annual statement as to our fulfillment of all of our obligations under the Indenture.

DEFEASANCE

     If provided for under the Indenture with respect to debt securities of any series that are registered debt securities denominated and payable only in U.S. dollars (except as otherwise provided under the Indenture), we will:

     o be discharged from any and all obligations in respect of the debt securities of that series under the Indenture (except for certain obligations to register the transfer or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agents and hold moneys for payment in trust) on the 91st day after the applicable conditions described in this paragraph have been satisfied; or

     o not be subject to provisions of the Indenture described above under the subsections entitled "--Limitation on Liens" and "--Merger and Consolidation" with respect to the debt securities of that series;

in each case if we deposit with the Trustee, in trust, money or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and any interest on, the debt securities of that series on the dates such payments are due in accordance with the terms of those debt securities.

     To exercise either option, we are required to deliver to the Trustee an opinion of counsel to the effect that:

     (1) the deposit and related defeasance would not cause the holders of the debt securities of the series being defeased to recognize income, gain or loss for U.S. federal income tax purposes; and

     (2) if the debt securities of that series are then listed on the NYSE, the exercise of the option would not result in delisting.

We may specify defeasance provisions with respect to any series of debt securities.

                             DESCRIPTION OF WARRANTS

     This section sets forth certain general terms and provisions of the warrants to which any Prospectus Supplement may relate. The particular terms of the warrants offered by any Prospectus Supplement and the extent to which such general terms and provisions will not apply to the warrants so offered will be described in the Prospectus Supplement relating to those warrants.

     We may issue warrants for the purchase of debt securities, warrants to buy or sell debt securities of or guaranteed by the United States or other sovereign states ("Government debt securities"), warrants to buy or sell currencies, currency units or units of a currency index or currency basket, warrants to buy or sell units of a stock index or stock basket and warrants to buy and sell a commodity or units of a commodity index or basket. Warrants may be offered independently of or together with any series of debt securities and may be attached to or separate from those debt securities. The warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth in this Prospectus and in any applicable Prospectus Supplement.

     Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or a trust company, as warrant agent, all as described in the Prospectus Supplement relating to that series of warrants. The warrant agent will act solely as our agent under the applicable warrant agreement and in connection with the certificates for any warrants of that series, and will not assume any obligation or relationship of agency or trust for or with any holders of those warrant certificates or beneficial owners of those warrants.

     This section, along with the description in the applicable Prospectus Supplement, is a summary of certain provisions of the forms of warrant agreements and warrant certificates and is not complete. We urge you to read the warrant agreements and the warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants. We have filed copies of the forms of the warrant agreements and warrant certificates as exhibits to the Registration Statement of which this Prospectus is a part. Copies of the forms of warrant agreements and warrant certificates are available as set forth under the section entitled "Where You Can Find More Information."

GENERAL

     The terms of any particular series of warrants will be described in the Prospectus Supplement relating to that particular series of warrants, including, where applicable:

     (1) whether the warrant is for debt securities, Government debt securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or any other index or reference as described in the warrant;

     (2)  the offering price;

     (3) the currency, currency unit, currency index or currency basket based on or relating to currencies for which those warrants may be purchased;

     (4) the date on which the right to exercise those warrants will commence and the date on which that right will expire;

     (5) whether those warrants are to be issuable in registered or bearer form;

     (6) whether those warrants are extendible and the period or periods of such extendibility;

     (7) the terms upon which bearer warrants of any series may be exchanged for registered warrants of that series;

     (8) whether those warrants will be issued in book-entry form, as a global warrant certificate, or in certificated form;

     (9)  U.S. federal income tax consequences applicable to those warrants; and

     (10) any other terms of those warrants not inconsistent with the applicable warrant agreement.

     If the offered warrants are to purchase debt securities, the Prospectus Supplement will also describe:

     (1) the designation, aggregate principal amount, currency, currency unit or currency basket and other terms of the debt securities purchasable upon exercise of those warrants;

     (2) the designation and terms of the debt securities with which those warrants are issued and the number of those warrants issued with each such debt security;

     (3) the date or dates on and after which those warrants and the related debt securities will be separately transferable; and

     (4) the principal amount of debt securities purchasable upon exercise of one offered warrant and the price at which and currency, currency unit or currency basket in which such principal amount of debt securities may be purchased upon such exercise.

     Before you exercise your warrants, you will not have any of the rights of holders of the debt securities of the series purchasable upon such exercise, including the right to receive payments of principal, any premium or interest on those debt securities, or to enforce any of the covenants in the Indenture.

     If the offered warrants are to buy or sell Government debt securities or a currency, currency unit, currency index or currency basket, the Prospectus Supplement will describe:

     o the amount and designation of the Government debt securities or currency, currency unit, currency index or currency basket, as the case may be, subject to each warrant; and

     o whether those warrants provide for cash settlement or delivery of the Government debt securities or currency, currency unit, currency index or currency basket upon exercise.

     If the offered warrants are warrants on a stock index or a stock basket, they will provide for payment of an amount in cash that will be determined by reference to increases or decreases in such stock index or stock basket. The Prospectus Supplement will describe:

     o   the terms of those warrants;

     o   the stock index or stock basket covered by those warrants; and

     o   the market to which the stock index or stock basket relates.

     If the offered warrants are warrants on a commodity or commodity index, those warrants will provide for cash settlement or delivery of the particular commodity or commodity index. The Prospectus Supplement will describe:

     o   the terms of those warrants;

     o   the commodity or commodity index covered by those warrants; and

     o   any market to which the commodity or commodity index relates.

     You may exchange registered warrants of any series for registered warrants of the same series representing in total the number of warrants that you have surrendered for exchange. To the extent permitted, you may exchange warrant certificates and transfer registered warrants at the corporate trust office of the warrant agent for that series of warrants (or any other office indicated in the Prospectus Supplement relating to that series of warrants).

     As the applicable Prospectus Supplement permits, a single global warrant certificate, registered in the name of the nominee of the depository of the warrants, or definitive certificates that may be exchanged on a fixed date, or on a date or dates selected by us, for interests in a global warrant certificate may be issued for:

     o warrants to buy or sell Government debt securities or a currency, currency unit, currency index or currency basket; and

     o warrants on stock indices or stock baskets or on commodities or commodity indices.

     Bearer warrants will be transferable by delivery. The applicable Prospectus Supplement will describe the terms of exchange applicable to any bearer warrants.

EXERCISE OF WARRANTS

     As set forth in, or calculable from, the Prospectus Supplement relating to each series of warrants, each warrant you purchase will entitle you to:

     o   buy the equivalent amount of the debt securities;

     o   buy or sell the equivalent amount of Government debt securities;

     o buy or sell the equivalent amount of a currency, currency unit, currency index or currency basket, commodity or commodities at the exercise price;

     o receive a settlement value for the equivalent amount of Government debt securities; or

     o receive a settlement value for the equivalent amount of a currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodity index.

     You may exercise your warrants at the corporate trust office of the warrant agent (or any other office indicated in the Prospectus Supplement relating to those warrants) up to 5:00 p.m., New York time, on the date stated in the Prospectus Supplement relating to those warrants or as may be otherwise stated in the Prospectus Supplement. If you do not exercise your warrants before the time on that date (or such later date that we may set), your unexercised warrants will become void.

     Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement, you may exercise your warrants by:

     o delivery to the warrant agent of the warrant certificate evidencing such warrants properly completed and duly executed; and

     o payment as provided in the applicable Prospectus Supplement of the amount required to purchase the debt securities, or (except in the case of warrants providing for cash settlement) payment for or delivery of the Government debt securities or currency, currency unit, currency basket, stock index, stock basket, commodity or commodity index, as the case may be, purchased or sold upon such exercise.

     Only registered debt securities will be issued and delivered upon exercise of registered warrants. Warrants will be deemed to have been exercised upon receipt of such warrant certificate and any payment, if applicable, at the corporate trust office of the warrant agent or any other office indicated in the applicable Prospectus Supplement and we will, as soon as practicable after such receipt and payment, issue and deliver the debt securities purchasable upon such exercise, or buy or sell such Government debt securities or currency, currency unit, currency basket, commodity or commodities or pay the settlement value in respect of the warrants.

     If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of the warrants. Special provisions relating to the exercise of any bearer warrants or automatic exercise of warrants will be described in the applicable Prospectus Supplement.

                           LIMITATIONS ON ISSUANCE OF
                   BEARER DEBT SECURITIES AND BEARER WARRANTS

     In compliance with U.S. federal income tax laws and regulations, we and any underwriter, agent or dealer participating in the offering of any bearer debt security will agree that, in connection with the original issuance of the bearer debt security or during the restricted period (as defined in applicable U.S. Treasury regulations) of the bearer debt security, we will not offer, sell or deliver such bearer debt security, directly or indirectly, to a U.S. Person or to any person within the United States, except to the extent permitted under U.S. Treasury regulations.

     Each bearer debt security, including any bearer global securities that are not exchangeable for definitive individual securities before their stated maturity, will bear the following legend on the face of the security and on any interest coupons that may be detachable:

         "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     The legend also will be evidenced on any book-entry system maintained with respect to the bearer debt securities.

     The sections referred to in this legend prohibit, with certain exceptions, a U.S. taxpayer who holds bearer debt securities to deduct any loss, and such U.S. taxpayer will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange, redemption or other disposition of those bearer debt securities.

     As used in this Prospectus, "United States" means the United States of America and its possessions, and "U.S. Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     Pending the availability of a definitive global security or individual bearer debt securities, as the case may be, debt securities that are issuable as bearer debt securities may initially be represented by a single temporary global security. Subject to any further limitations described in the applicable Prospectus Supplement, the temporary global security will be exchangeable for interests in either a definitive global security or for such individual bearer debt securities only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership." However, if the certificate has already been provided by the depositary, because interest has been paid on the global security or because a reasonable period of time after the end of the restricted period has passed, the global security will not be exchangeable for interests in either a definitive global security or individual bearer debt securities.

     The Prospectus Supplement relating to bearer warrants will describe any limitations on the offer, sale, delivery and exercise of bearer warrants (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered once a bearer warrant is exercised).

                              PLAN OF DISTRIBUTION

     We may sell the securities in any of three ways:

     o to underwriters (including Bear Stearns) or dealers, who may act directly or through a syndicate represented by one or more managing underwriters (including Bear Stearns);

     o through broker-dealers (including Bear Stearns) we have designated to act on our behalf as agents; or

     o   directly to one or more purchasers.

     Each Prospectus Supplement will set forth the manner and terms of an offering of securities, including:

     o whether that offering is being made to underwriters or through agents or directly;

     o any underwriting discounts, dealer concessions, agency commissions and any other items that may be deemed to constitute underwriters', dealers' or agents' compensation;

     o   the securities' purchase price or initial public offering price; and

     o   the proceeds we anticipate from the sale of the securities.

     When securities are to be sold to underwriters, unless otherwise set forth in the applicable Prospectus Supplement, the underwriters' obligations to purchase those securities will be subject to certain conditions precedent. If the underwriters purchase any of the securities, they will be obligated to purchase all of the securities. The underwriters will acquire the securities for their own accounts and may resell them, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices determined at the time of sale.

     Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

     To the extent that any securities underwritten by Bear Stearns are not resold by Bear Stearns for an amount at least equal to their public offering price, the proceeds from the offering of those securities will be reduced. Bear Stearns intends to resell any of those securities at various times after the termination of the offering at varying prices related to prevailing market prices at the time of sale, subject to applicable prospectus delivery requirements.

     Unless otherwise indicated in the applicable Prospectus Supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable Prospectus Supplement.

     Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them.

     If so indicated in the applicable Prospectus Supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the Prospectus Supplement. These contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and the Prospectus Supplement will set forth the commissions payable for solicitation of these contracts.

     Underwriters and agents participating in any distribution of securities may be deemed "underwriters" within the meaning of the Securities Act and any discounts or commissions they receive in connection with the distribution may be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

     Following the initial distribution of any series of securities, Bear Stearns may offer and sell previously issued securities of that series at various times in the course of its business as a broker-dealer. Bear Stearns may act as principal or agent in those transactions. Bear Stearns will use this Prospectus and the Prospectus Supplement applicable to those securities in connection with those transactions. Sales will be made at prices related to prevailing prices at the time of sale.

     In order to facilitate the offering of certain securities under this Registration Statement or an applicable Prospectus Supplement, certain persons participating in the offering of those securities may engage in transactions that stabilize, maintain or otherwise affect the price of those securities during and after the offering of those securities. Specifically, if the applicable Prospectus Supplement permits, the underwriters of those securities may over-allot or otherwise create a short position in those securities for their own account by selling more of those securities than have been sold to them by us and may elect to cover any such short position by purchasing those securities in the open market.

     In addition, the underwriters may stabilize or maintain the price of those securities by bidding for or purchasing those securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of securities to the extent that it discourages resales of the securities. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

     Because Bear Stearns is our wholly owned subsidiary, each distribution of securities will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                              ERISA CONSIDERATIONS

     Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are in this Prospectus collectively referred to as "Plans."

     Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian), any person providing services (for example, a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

      Each of us, Bear Stearns and BSSC may be considered a "party in interest" or "disqualified person" with respect to many Plans, including, for example, IRAs established with us or them. The purchase and/or holding of securities by a Plan with respect to which we, Bear Stearns and/or BSSC is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") could constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption.

     Applicable exemptions may include certain prohibited transaction class exemptions ("PTCEs") (for example, PTCE 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 90-1 relating to insurance company pooled separate accounts, PTCE 91-38 relating to bank collective trust funds and PTCE 95-60 relating to insurance company general accounts).

     A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to a penalty under ERISA. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in similar types of non-exempt transactions with the assets of Plans subject to such Section.

     In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of securities on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, us, Bear Stearns and/or BSSC should consult with counsel before making any acquisition. Each purchaser of any securities, the assets of which constitute the assets of one or more Plans, (and each fiduciary that directs and such purchaser with respect to the purchase or holding of such securities) will be deemed to represent that the purchase and holding of the securities does not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our 1998 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated in this Prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

         The validity of the debt securities and the warrants will be passed on for us by Cadwalader, Wickersham & Taft, New York, New York.

======================================================

     YOU SHOULD RELY ONLY ON THE INFORMATION
CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY
PRICING SUPPLEMENT AND THE PROSPECTUS.  WE HAVE NOT
AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION
OR TO MAKE ANY REPRESENTATION TO YOU THAT IS NOT
CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY
PRICING SUPPLEMENT OR THE PROSPECTUS.  THIS
PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND
THE PROSPECTUS ARE NOT OFFERS TO SELL THESE
SECURITIES AND THEY ARE NOT SOLICITING AN OFFER TO
BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE
OFFER OR SALE IS NOT PERMITTED.  YOU SHOULD NOT
UNDER ANY CIRCUMSTANCES ASSUME THAT THE INFORMATION
IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING
SUPPLEMENT OR THE PROSPECTUS IS CORRECT ON ANY DATE
AFTER ITS DATE.

                --------------------

                  TABLE OF CONTENTS


                                                Page

               PROSPECTUS SUPPLEMENT

Risk Factors....................................S-3
Recent Developments.............................S-5
Pricing Supplement..............................S-5
Description of Notes............................S-6
Certain United States Federal Income
   Tax Considerations...........................S-24
Supplemental Plan of Distribution...............S-39
Validity of the Notes...........................S-39
Glossary........................................S-40

                     PROSPECTUS

Where You Can Find More Information................3
Certain Definitions................................5
The Bear Stearns Companies Inc. ...................6
Use of Proceeds....................................7
Ratio of Earnings to Fixed Charges.................7
Description of Debt Securities.....................8
Description of Warrants...........................16
Limitations on Issuance of Bearer
   Debt Securities and Bearer Warrants............20
Plan of Distribution..............................21
ERISA Considerations..............................23
Experts...........................................24
Validity of the Securities........................24
======================================================

======================================================

                   $7,878,183,000

           The Bear Stearns Companies Inc.



                 Medium Term Notes,
                      Series B


          --------------------------------
                PROSPECTUS SUPPLEMENT
          --------------------------------


             Bear, Stearns & Co. Inc.




                   August 9, 1999




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